Exhibit 10.11

[*]: THE CONFIDENTIAL PORTION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

SHIPBUILDING CONTRACT

BETWEEN

MEYER WERFT GMBH

AND

BREAKAWAY FOUR, LTD.

AND

NCL CORPORATION LTD.

IN RELATION TO

HULL NO. [*]

First Original

CONTENTS

Clause

First Original

2.	Guarantee	35

Article 8: Contract Price And Payment Terms

1.	Contract Price	40

2.	Payments	40

Article 9: Termination

1.	Termination By Builder	45

2.	Termination By Buyer	46

3.	Termination By Either Party	49

Article 10: Builder’s Representations, Covenants And Indemnities

1.	Representations, Warranties And Covenants	50

2.	Indemnities	50

Article 11: Intellectual Property Rights

1.	Patents, Trade Marks And Copyrights	52

2.	Rights To Engineering And Design Data	53

Article 12: Taxes And Contract Expenses

1.	Taxes	54

2.	Contract Expenses	54

Article 13: Disputes, Jurisdiction, Governing Law And Notices

1.	Technical Disputes	55

2.	Jurisdiction	56

3.	Governing Law	56

4.	Notices	57

Article 14: General Matters

1.	Computation Of Time	59

2.	Assignments	59

3.	Partial Illegality	59

4.	Confidentiality	59

5.	Amendments	60

6.	No Waiver	60

7.	Consents	60

8.	Language	60

9.	Models	61

10.	Counterparts	61

11.	Effective Date	61

12.	Protected Parties	61

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13.	Guarantee	62

14.	Fair Dealing And Business Standards	62

15.	Permitted Changes	63

16.	Buyer’s Rights To Cancel This Contract	63

17.	Reference Ship	64

Schedules

SCHEDULE 1		65

1.	Definition Of Certain Terms	65

2.	Interpretation Of Certain References	68

3.	Priority Of Contract, Plans And Specification	69

SCHEDULE 2		71

(A)	Form Of Refund Guarantee For Instalment Minus Relevant Buyer’s Allowance	71

(B)	Form Of Refund Guarantee For Relevant Buyer’s Allowance	74

SCHEDULE 3 - AOM FORM		77

AUTHORISED SIGNATURES		78

First Original

THIS SHIPBUILDING CONTRACT is dated September 14, 2012 and made between:

(1)	MEYER WERFT GMBH, a company organised and existing under the laws of Germany, and having its principal office at Industriegebiet Süd, D-26871 Papenburg, Germany (the “Builder”); and

(2)	BREAKAWAY FOUR, LTD., a company incorporated in Bermuda and having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (the “Buyer”); and

(3)	NCL CORPORATION LTD., a company incorporated in Bermuda having its registered office at Cumberland House, 9th Floor, 1 Victoria Street, Hamilton HM11, Bermuda (“NCLC”).

NOW IT IS HEREBY AGREED as follows:

ARTICLE 1: SUBJECT MATTER OF CONTRACT

1	AGREEMENT TO BUILD, SELL AND PURCHASE

1.1	On and subject to the provisions of this Contract, the Plans and the Specification:

(i)	the Builder shall:

(a)	design, engineer, build, launch, equip and outfit the passenger cruise ship more particularly described in this Contract, the Plans and the Specification (the “Ship”) at the Shipyard, and

(b)	provide all components, equipment, gear, fittings, machinery, materials, parts, plant, outfit, spares and supplies which are necessary to achieve the objects and purposes described in Clause 1.1(i) (a) (the “Parts”) other than the specified supplies to be provided by the Buyer (the “Buyer’s Supplies”),

(c)	supply all operating and maintenance manuals, drawings, lists, maker’s instructions, plans, records, training materials and other construction documents;

(d)	provide or procure the provision of all specified training of the Buyer, its employees and other representatives; and

(e)	complete, finish, sell and deliver the Ship to the Buyer at Bremerhaven, but if this is not reasonably possible the Ship may be delivered at Eemshaven or if this is not reasonably possible at any other North European sea port (the “Delivery Port”) selected by the Builder and approved by the Buyer (such approval not to be unreasonably withheld or delayed), after successful performance and completion of the tests relating to the Ship; and

(ii)	the Buyer shall purchase and accept delivery of the duly completed Ship at the Delivery Port.

1.2

The Builder, as a first class shipbuilder with a reputation for excellence and with knowledge of the Buyer’s performance and quality requirements and standards shall ensure that all building work shall be carried out in a good and workmanlike manner and in accordance with the highest shipbuilding and marine engineering practices and

First Original

standards for new passenger cruise ships, and so that (unless specified to the contrary in the Specification) the design, quality, workmanship, Parts, function and performance of systems, and the aesthetic design of the passenger cabins and public areas and other specified areas of the Ship, shall not be lower than the highest of the corresponding standards on the reference ship, as built by the relevant builder and as accepted by the relevant buyer.

2	DESCRIPTION OF THE SHIP

2.1	The Ship shall be a luxury passenger cruise ship suitable for continuous year-round worldwide cruising, with the following main dimensions and characteristics:

(i)	Dimensions

Length overall about 324.60 metres

Length between perpendiculars about 300.18 meters

Breadth moulded about 41.40 metres

Depth bulkhead deck about 11.60 metres

Design draft about 8.33 metres

(ii)	Deadweight

The guaranteed deadweight at a design draft of 8.33 metres will be 11,700 metric tons in seawater of 1.025 t/m3 density (and under the conditions further described in section G.2.3 of the Specification). The deadweight is the difference between the loaded displacement and the contractual lightweight. The contractual lightweight is the weight of the Ship clean, empty, equipped ready for sea in accordance with section G.8.3 of the Specification and adjusted by any weight (and related ballast) added or subtracted by reason of any agreements on modification made at any time under Article 3 of this Contract.

(iii)	Passenger cabins

Penthouse suites: 8

Courtyard suites 1: 20

Courtyard suites 2: 25

Courtyard suite 2 ADA: 2

Spa suites: 14

Corner suites: 7

Corner suite ADA: 1

Junior suites: 14

Mini suites: 284

Mini suites spa: 20

Mini suites ADA: 4

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Balcony cabins: 1,063

Balcony cabins spa: 58

Balcony cabin concierge: 31

Balcony cabins ADA: 16

Ocean view cabins: 58

Ocean view cabins ADA: 6

Family deluxe suites: 4

Family cabin: 38

Family cabin ADA: 4

Inside cabins: 367

Inside cabins ADA: 15

Inside deluxe cabins: 24

Inside studio cabins: 82

(iv)	Crew cabins

Captain class cabins: 4

Senior Officer cabins: 5

Officer outside cabins: 113

Officer inside cabins: 2

Senior Crew, single cabins: 71

Senior Crew, double cabins: 10

Crew single cabins: 42

Crew single shared cabins: 716

Crew, double cabins: 259

Crew, double, shared cabins: 110

Crew entertainer cabins: 10

(v)	Life saving equipment

Total number of persons on board for the purposes of long international voyages: 6,936.

First Original

(vi)	Machinery

Diesel engines	3 x 12V 48/60 CR TIER2, each capable of a maximum continuous rating of 14,400 kW at 514 rpm (or equivalent)

2 x 14V 48/60 CR TIER2, each capable of a maximum continuous rating of 16,800 kW at 514 rpm (or equivalent)

Pod units	2 pod units each developing 19,500 kW at approximately 139 rpm

(vii)	Speed

The trial speed of the Ship at a mean moulded draft of 8.33 metres shall be at least 22.4 knots under the conditions specified in Section G.2.5 of the Specification.

2.2	The details of the dimensions and characteristics referred to in Clause 2.1 above, as well as the definitions and method of measurements and calculations, are as indicated in the Specification and no changes shall be made to such dimensions and characteristics without the Buyer’s prior written approval.

2.3	The hull number of the Ship will be [*] and that number shall in accordance with Clause 1.1 and 1.2 in Article 4 be placed upon the Ship and the Parts during construction.

3	SPECIFICATION AND PLANS

3.1	The Specification and the Plans describe in detail building work standards, the features of the building work and the general scope of the building work but, although the contents of the Specification and the Plans are believed by the Builder and the Buyer to be accurate, all dimensions and other details shall be independently verified and checked by the Builder and, if there are any errors or omissions in the Specification or Plans which may adversely affect the safety, seaworthiness or technical performance of the Ship, the Builder shall correct the same, after first notifying the Buyer in writing and obtaining the Buyer’s written approval (which is not to be unreasonably withheld or delayed), without any increase in the Contract Price.

3.2	The Builder shall be solely and directly responsible for all aspects of the design, performance and quality of the building work, and the fact that any calculations, measurements, drawings, plans, test results or any other documents and data relating to the building work shall have been made, prepared or supplied by the Buyer or shown to the Buyer or approved by the Buyer and/or any Regulatory Authority and/or the Classification Society and/or any other specified person(s) or that modifications or alterations shall have been carried out in accordance with the Buyer’s requirements shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under this Contract.

3.3	All Parts shall be new or (with the Supervisor’s prior written approval which shall not be unreasonably withheld or delayed) unused, of high quality, and in strict and full

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accordance and compliance with this Contract, the Plans and the Specification and shall otherwise be in strict and full accordance and compliance with the Builder’s usual high standards and practices of construction for similar passenger ships.

3.4	The Builder shall pay for all Parts promptly on or before delivery of the Ship or in accordance with usual commercial credit terms.

3.5	The Builder shall furnish: spare parts in accordance with the Specification; and maintenance tools of the kind and in at least the quantities required by the Specification, the Classification Society, and the makers’ standards, for items furnished by the Builder. The cost of such spares and tools are included in the Contract Price. The Builder at its own cost and risk shall be responsible for the handling, storing and bringing on board the Ship of all spares and tools. Spares and tools furnished by the Builder shall be properly protected against physical decay, corrosion and mechanical damage and shall be properly listed so that replacements may be readily ordered by the Buyer.

3.6	The Builder shall provide space and design for the supply and installation of a scrubber system on the Ship (the “Scrubber System”). The Scrubber System shall be supplied, installed, tested and commissioned by the Builder upon agreement being reached by the Buyer and the Builder (each acting reasonably and in good faith) in respect of the price and the technical specification for the scrubber System. The Contract Price includes a lump sum of €10,000,000 (ten million euros) for the Scrubber System. Issues concerning technical consequences (including weight, centre of gravity, capacities and power consumption) shall be addressed through the AOM process without any further impact on the Contract Price. The Buyer may cancel the Scrubber System without liability on its part provided that the Buyer gives the Builder written notice of cancellation by no later than July 15, 2013. In the event of such cancellation, the Contract Price shall be reduced by the amount of €10,000,000 (ten million euros) and such reduction shall be effected through proportionate reductions in the amount of each subsequent instalment of the Contract Price.

3.7	The Builder shall at its cost perform a feasibility study with regard to the supply and installation of an LNG fuel supply system. On or before December 1, 2012, the Builder shall provide the Buyer with the results of the feasibility study. If the Builder determines that such an LNG fuel supply system is feasible, the Buyer may elect to exchange one 12V 48/60 CR engine capable of a maximum continuous rating of 14,400 kW at 514 rpm into one 14V 51/60 DF (duel fuel) engine capable of a maximum continuous rating of 14,000kW at 514 rpm at an additional fixed cost to the Buyer of €700,000 (seven hundred thousand euros) provided that the Buyer gives the Builder written notice of such election by no later than July 15, 2013. Issues concerning technical consequences (including fuel consumption, weight and capacities) as a result of the installation of the 14V 51/60 DF engine shall be addressed through the AOM process without any impact on the Contract Price.

4	CLASSIFICATION

4.1

The Builder shall design and build the Ship under the supervision and special survey of Det Norske Veritas (the “Classification Society”), in accordance with the regulations, requirements, resolutions and rules of the Classification Society (the “Class Rules”) that are (i) in force as of the Effective Date and (ii) announced as of the Effective Date as

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intended at any time thereafter to come into force or to be implemented. On delivery the Ship shall achieve the class notations specified in Section G.3.2 of the Specification free of all conditions, notations, qualifications, recommendations, reservations and restrictions.

4.2	The Classification Society’s decision as to compliance or non-compliance of the building work with the Class Rules shall be final and binding on the parties but this provision shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations to comply with this Contract, the Plans and the Specification in respect of requirements that exceed the Class Rules.

4.3	The Builder shall also design and build the Ship under the supervision and in accordance with the regulations, requirements, resolutions and rules of the Regulatory Authorities (the “Regulatory Rules”) as well as all other specified regulations, requirements, resolutions and rules that, are (i) in force as of the Effective Date and (ii) announced as of the Effective Date as intended at any time thereafter to come into force or to be implemented.

4.4	The decision of any Regulatory Authority which is to issue specified certificates shall be final and binding on the parties as to compliance or non-compliance of the building work with the relevant Regulatory Rules but this provision shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations to comply with this Contract, the Plans or the Specification in respect of requirements which exceed the Regulatory Rules.

4.5	All classification, certification, testing, survey and other fees and charges payable to the Classification Society and other third parties in relation to the building work shall be for the account of the Builder.

4.6	Although the Classification Society will be appointed and paid for by the Builder, and although the Builder will be exclusively responsible for the correct interpretation and application of the Class Rules:

(i)	the parties intend that, in performing its role in relation to the building work, the Classification Society shall be acting for, and shall owe identical duties to, both of the parties to this Contract; and

(ii)	the Builder will ensure that the provisions of this Clause 4.6 are communicated to, and accepted by, the Classification Society prior to its appointment under this Contract.

4.7	All fees and charges incidental to the registration of the Ship under the flag and laws of the Flag State shall be for the account of the Buyer.

4.8	In relation to the building work, the Buyer has the right:

(i)	to inspect all correspondence, minutes of meetings and other documents passing between the Builder and the Classification Society or the Regulatory Authorities and to have copies thereof upon request of the Supervisor or the Buyer; and

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(ii)	to attend all scheduled meetings between the Builder and the Classification Society or the Regulatory Authorities,

and the Builder shall provide (or procure that the Classification Society or Regulatory Authorities provide) copies of all documents requested under paragraph (i) above and shall keep the Buyer well informed (in advance) of all of the meetings referred to in paragraph (ii) above. The Builder will promptly inform the Supervisor of any unscheduled meetings between the Builder and the Classification Society or the Regulatory Authorities and, if the Supervisor does not attend any of such meetings, the Builder will give the Supervisor a reasonably detailed account of the matters discussed and decisions taken at the meeting.

4.9	The Builder and its subcontractors shall comply with all laws, rules and regulations applicable to the building work, and the Builder shall obtain all licenses, permits, certificates and permissions required for the execution and completion of the building work, including those required by the Classification Society and the Regulatory Authorities.

4.10	The Builder shall be responsible for obtaining the approval of all drawings, calculations and other necessary matters by the Classification Society and the Regulatory Authorities, and shall arrange for all applicable certificates and approvals to be issued.

5	BUILDER’S RIGHT TO SUBCONTRACT

5.1	The Builder shall not subcontract the whole of the building work but it may subcontract the performance of certain parts of the building work to reputable and suitably qualified and experienced subcontractors provided that for any major subcontracting the Builder shall obtain the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed), it being agreed that “major subcontracting” shall mean any construction or assembly of the Ship’s volume sections or installation of the Ship’s machinery and other main Parts, or any other major building work, to be done outside the Shipyard unless customarily done outside the builders’ yards in connection with the construction of luxury passenger ships within the North/Northwest European shipbuilding industry.

5.2	The Builder’s appointment, contracting, employment or use of any workmen, subcontractors, agents and other representatives (including, without limitation, any such persons appointed or employed or contracted by the Builder with the Buyer’s approval) shall not in any manner or to any extent relieve the Builder from (or otherwise reduce) any of the Builder’s obligations and/or liabilities under or in connection with this Contract nor diminish the Builder’s responsibility adequately to manage and supervise such persons and to ensure that they conduct themselves in an efficient and workmanlike manner and in accordance with the practices and standards referred to in Clause 1.2.

5.3	The Builder covenants with the Buyer that:

(i)	it shall ensure that there is not and will not be created by the Builder any direct or indirect contractual or other legal relationship between the Buyer and any subcontractors appointed or otherwise used by the Builder (save for such relationships as may be created by reason of (a) the warranty and guarantee assignments to be made by the Builder under Clause 2.10 of Article 7 and (b) under Clause 4.6 of Article 1);

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(ii)	it shall take reasonable care in the selection, employment, appointment and supervision of all subcontractors, and shall use its best endeavours to procure their employment or appointment on the best possible terms consistent with the Buyer’s rights, and the Builder’s obligations and liabilities, under this Contract including, without limitation, such matters as (a) the best possible guarantees and warranties reasonably achievable and liberty for the Builder to assign all or any part(s) of such guarantees and warranties to the Buyer, (b) the safety of passengers and crew, (c) good service, (d) reliability of subcontractors, and (e) availability of spares and post-delivery service support;

(iii)	it shall prevent its subcontractors from exercising any rights (including without limitation, any German Law Encumbrance Rights) to arrest, attach, detain or encumber the Ship, the Parts or any of the Buyer’s Supplies;

(iv)	it shall promptly provide the Buyer with such information and access as it may require from time to time in order to verify the performance of the supply and building work carried out by the Builder’s subcontractors;

(v)	it shall promptly (a) deal with the Buyer’s reasonable complaints regarding the terms of engagement or contract of any of its subcontractors, and/or (b) take necessary steps to ensure the proper performance of any such subcontractors, and/or (c) comply with any reasonable requests by the Buyer to terminate any such engagement or contract and appoint a substitute subcontractor; and

(vi)	it shall be fully, directly and solely responsible (as between the Builder, the Buyer and the other protected parties) for the acts, omissions and defaults of the Builder’s subcontractors (including, without limitation, any persons appointed, employed or contracted by the Builder with the approval of the Buyer) and for the acts, omissions and defaults of the respective officers, employees, workmen, agents and other representatives of the Builder and its subcontractors.

5.4	The Buyer shall have the right to approve the identity of all main subcontractors other than those specified in the List of Suppliers, such approval not to be unreasonably withheld or delayed.

5.5	All labour costs (including overtime costs) of the Builder and of the workmen, subcontractors, and others used by the Builder shall be for the account of the Builder.

6	BUYER’S SUPPLIES

6.1	The Buyer, at its own risk and expense, shall contract for, supply and deliver the Buyer’s Supplies to the Shipyard and, in the case of certain materials, to the Builder’s facility at the base port for trials in proper condition for installation or incorporation in, or stowage on board, the Ship in precise accordance with a delivery schedule to be agreed between the Buyer and the Builder within one hundred and eighty (180) days after the Effective Date.

6.2

The Builder shall, at its own risk and expense, receive, check as to agreement with transport documents, insure (in accordance with Clause 2 of Article 4), safely store and keep well protected, and properly inspect, put on board and thereafter install or incorporate in or stow on the Ship, all of the Buyer’s Supplies from time to time delivered

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to the Shipyard, and (whenever so requested by the Supervisor) the Builder shall also assist the Buyer to clear any Buyer’s Supplies through German customs and (in relation to the materials which are to be delivered at the base port for trials) through the relevant customs. Upon request by the Builder and subject always to the availability of appropriate representatives of the Buyer at the Shipyard, the Buyer’s representatives at the Shipyard will assist the Builder at the Shipyard in the transport, storage and installation of the Buyer’s Supplies.

6.3	In order to facilitate the inspection, installation and incorporation of the Buyer’s Supplies by the Builder, the Buyer shall furnish the Builder with all storage instructions, plans, instruction books, test reports and certificates provided to the Buyer by its suppliers and, if so requested by the Builder, the Buyer shall without charge to the Builder cause the relevant suppliers to assist the Builder in the installation and incorporation of such Buyer’s Supplies at the Shipyard. If any Buyer’s Supplies (including any Buyer’s Supplies to be replaced by the Buyer pursuant to this Clause 6) have not been delivered within five (5) working days after the Supervisor’s receipt of a notice from the Builder under Clause 6.4(ii), the Builder shall be entitled to proceed with the construction of the Ship without installing or incorporating such Supplies in or on the Ship and the lack of any such installation or incorporation shall not be treated as a Defect in the Ship provided that if, having regard to the nature and/or expected delivery date(s) of the relevant Buyer’s Supplies and/or the Builder’s programme for the building work, it is reasonable for the Buyer to request the Builder to arrange the building work so that the relevant Supplies can be installed or incorporated in or on the Ship at a later date then, in each such case, the Builder will use its best efforts to accommodate any such reasonable request.

6.4	The Builder:

(i)	shall be liable to the Buyer for any damage to or loss of any Buyer’s Supplies occurring or arising after their delivery by (or on behalf of) the Buyer under Clause 6.1 unless such damage or loss is caused by the inadequate packing or inherent vice of such Buyer’s Supplies; and

(ii)	shall notify the Supervisor as soon as practicable of any loss of, damage to, or deficiency in the supply or performance of, any of the Buyer’s Supplies or any late delivery thereof in accordance with Clause 6.3.

6.5	Where the Builder is liable to the Buyer (under Clause 6.4) for any damage to or loss of any Buyer’s Supplies, the Builder will promptly replace the relevant Supplies with identical items at its risk and expense. If, notwithstanding all reasonable efforts by the Builder, it is not possible to obtain identical items then the Builder will at its risk and expense provide comparable items which are reasonably acceptable to the Buyer. In all other cases where the Builder gives notice to the Buyer under Clause 6.4(ii), the Buyer will promptly replace the relevant Supplies at its risk and expense.

6.6	Within thirty (30) days after the Ship has been delivered by the Builder and accepted by the Buyer in accordance with the provisions of this Contract, the Buyer will remove from the Shipyard any of the Buyer’s Supplies which have not been used in the construction of, or otherwise delivered with, the Ship.

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7	BUILDER’S TALLY OF BUYER’S SUPPLIES

7.1	The Builder shall make and keep up-to-date records of all Buyer’s Supplies from time to time delivered to the Shipyard and/or other premises of the Builder (and/or its subcontractors) and, without prejudice to the generality of the foregoing, the Builder shall ensure that such records are made and kept in the form usually used by the Builder and/or its subcontractors therefore and show:

(i)	the date of delivery to the Builder (or its subcontractors) of each batch or consignment of Buyer’s Supplies;

(ii)	where and how such Buyer’s Supplies are stored;

(iii)	when such Buyer’s Supplies are incorporated or installed in, or stowed on, the Ship; and

(iv)	the balance of any unused Buyer’s Supplies.

7.2	The Builder shall provide the Supervisor, on a monthly basis, with a complete set of the records described in Clause 7.1 and all amendments of, or supplements to, such records.

(End of Article 1)

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ARTICLE 2: SUPERVISION

1.	SUPERVISOR

1.1	The Buyer may retain a supervisor (the “Supervisor”) and a supervision team at the Shipyard to maintain close contact with the Builder and, on behalf of the Buyer, to supervise the building work, and the Builder will assist the Buyer to obtain any necessary German permissions and authorisations for the Supervisor and his team to carry out their duties.

1.2	The Supervisor and his team shall at all times be deemed to be the employees of the Buyer and the Builder shall be under no liability whatsoever for personal injuries or other harm to, or death of, the Supervisor or any of his team, or for damage to, or loss or destruction of, their property, unless such injury, harm, death, damage, loss or destruction is caused by the negligence and/or wilful default of the Builder and/or any of the Builder’s subcontractors.

1.3	The Supervisor and his team shall carry out their inspections and supervision in an efficient manner and in such a way as to avoid any increase in the building costs or delays to the building work.

1.4	All salaries and, subject to Clause 1.5, costs and expenses of the Supervisor and his team shall be for the Buyer’s account.

1.5	The Builder shall provide, free of charge to the Buyer, the Supervisor and the Supervisor’s team:

(i)	adequately equipped, maintained and serviced changing rooms and offices in reasonable numbers (including, without limitation, tables, chairs, filing cabinets, direct call national and international telephones and faxes, word processing workstations with laser printers in each office all in reasonable numbers, and one (1) full time secretary) conveniently located in the Shipyard and in close proximity to the Ship, and

(ii)	lodgings in Papenburg (or vicinity) and meals at the Shipyard (as far as available),

provided that the Builder may charge the Buyer at cost for such lodgings and meals, for the secretary and for the use by the Supervisor and his team of the national and international postage, telephone and fax services provided by the Builder under this Clause 1.5.

1.6	A written statement confirming the Supervisor’s appointment and the scope of his actual authority shall be given by the Buyer to the Builder within thirty (30) days after the Effective Date. Written notice of revocation of appointment of the Supervisor and/or any change in the scope of his actual authority shall be given by the Buyer to the Builder immediately after any such revocation and/or change has been decided upon by the Buyer.

1.7	The Supervisor and his team shall be deemed to have notice of and shall observe the safety, security and other rules and precautions in force from time to time at the Shipyard and at the premises of the Builder’s sub-contractors.

2.	PLAN APPROVAL

2.1

Each of the Builder and the Buyer acknowledges and agrees that the construction of the Ship requires co-operation and flexibility on the part of both parties, especially during the design phase. The plan approval arrangements referred to in this Clause 2 shall be limited to

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such plans, drawings and other documents as are described in section G.4.3 of the Specification. For the avoidance of doubt and notwithstanding anything to the contrary in this Clause 2, it is agreed that for areas, features and spaces of the Ship that are the same as the corresponding areas, features and spaces of the Builder’s Hull No. [*], the Builder is not obliged to prepare new drawings for Buyer’s review and approval and the Builder may use the drawings approved by the buyer of Builder’s Hull No. [*] in respect of such areas, features and spaces.

2.2	Notwithstanding the generality of Clause 2.1, the building work shall be carried out in strict accordance with the provisions of this Contract, the Specification and the Plans, and prior to commencement of the building work (and from time to time thereafter as and when the Buyer may request) the Builder will provide the Supervisor with a work schedule containing a critical path treatment of the major and significant elements of the building work, in their proper sequence, which must be completed to ensure delivery of the Ship by the Delivery Date.

2.3	All plans, drawings and other documents required to be developed and supplied by the Builder to the Buyer for approval shall be delivered by the Builder in their proposed final form in three (3) copies which shall be delivered to the Supervisor (or, if the Supervisor is not at the Shipyard at the relevant time, to the most senior member of the Supervisor’s team at the Shipyard unless a specified member of the team has been nominated by the Supervisor for this purpose by notice to the Builder and is available at the Shipyard), and the Builder agrees to use its best endeavours to submit all such plans, drawings and documents in such a manner that the Buyer may reasonably review and approve or comment on the same within the periods provided for in Clauses 2.4 and 2.5.

2.4	Within five (5) working days after the Supervisor’s receipt of the plans, drawings and other documents referred to in Clause 2.3, the Supervisor will notify the Builder in writing whether or not such plans, drawings and other documents are sufficient to enable the Buyer to review them pursuant to this Clause 2; and if any of the plans, drawings or other documents are deficient in any way, the Supervisor must specify the deficiency and give his reasons in such notice.

2.5	If a plan, drawing or other document is not accepted by the Supervisor as being sufficient for the Buyer’s review in accordance with Clause 2.4, the Builder shall promptly alter the relevant plan, drawing or document without charge to the Buyer and resubmit it as altered for approval by the Buyer in accordance with Clauses 2.3 to 2.6. Such approval shall refer only to the alterations.

2.6	Any plans, drawings and other documents submitted to the Supervisor and accepted by him as being sufficient for the Buyer’s review must be returned to the Builder as soon as practicable and, at the latest, within fifteen (15) working days after the Supervisor’s receipt of those plans, drawings and other documents which the Supervisor has authority to approve on behalf of the Buyer. If the Buyer needs additional time to review any plans, drawings and other documents, it will request an extension by written notice to the Builder as soon as reasonably practicable after the Supervisor’s receipt of the relevant plans, drawings or other documents and the Builder will not unreasonably withhold or delay its request to such an extension.

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2.7	When returning to the Builder plans, drawings and other documents accepted by the Supervisor as being sufficient for the Buyer’s review, the Supervisor shall mark them as approved or as rejected by the Buyer provided that all rejections shall specify with reasons all aspects of the rejected plans, drawings or documents which do not, or which provide for building work which does not, conform to the requirements of this Contract, the Plans or the Specification.

2.8	If a plan, drawing or other document is approved by or on behalf of the Buyer, the Builder shall proceed with the building work shown therein.

2.9	If a plan, drawing or other document is rejected (in whole or part) by or on behalf of the Buyer, the Builder shall promptly alter the relevant plan, drawing or document without charge to the Buyer and resubmit it as altered for approval by the Buyer in accordance with Clauses 2.3 to 2.6. Such approval shall refer only to the alterations.

2.10	If the Builder does not accept (in whole or part) any rejections made by or on behalf of the Buyer, the Builder shall promptly notify the Supervisor in writing and give his reasons in the notice for such non-acceptance. In addition, if the Buyer reasonably requests any clarification or further information from the Builder in connection with the Buyer’s review and approval of plans, drawings or other documents, the Builder shall promptly provide the requested clarification or information to the Supervisor.

2.11	All building work performed by the Builder prior to approval by the Buyer of all plans, drawings or documents relating to such work shall be at the sole risk and expense of the Builder.

2.12	If the Buyer (or the Supervisor on the Buyer’s behalf) fails to return to the Builder, in accordance with Clause 2.6, any plan or drawing or other document and this failure is not remedied within two (2) working days after the Supervisor’s receipt of a written notice from the Builder specifying such failure, such plan or drawing or other document shall be deemed to have been automatically approved by the Buyer without any comments.

2.13	If the Builder discovers any feature in the Plans or the Specification which appears to be inconsistent with the general scheme of the building work or which might (in the reasonable opinion of the Builder) expose the Builder or the Buyer to any product liabilities, the Builder shall promptly notify the Supervisor and submit a proposal to the Supervisor for the Buyer’s approval (such approval not to be unreasonably withheld or delayed) for the removal of the inconsistency or risk of product liability at the Builder’s cost and in the Builder’s time. If the Buyer becomes aware of any feature in the Plans or the Specification which might (in the reasonable opinion of the Buyer) expose the Builder or the Buyer to any product liabilities, the Buyer shall promptly notify the Builder after which the Builder shall promptly submit a proposal to the Supervisor for the Buyer’s approval (such approval not to be unreasonably withheld or delayed) for the removal of the inconsistency or risk of product liability at the Builder’s cost and in the Builder’s time

3.	WORK APPROVAL

3.1	Throughout the period during which the Ship is being built the Builder will conduct its usual quality control programme of inspections, testing and supervision by a team of the Builder’s staff specially designated for this purpose but the building work and all Parts, as the same may at any time and at any place be completed or be in progress, shall also be subject to inspection by and the approval of the Buyer (acting through the Supervisor and his team) and the Classification Society.

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3.2	The Builder shall at all times during normal working hours give the Supervisor and the Supervisor’s team free and ready access to (and a free right to inspect) the Ship and Parts at any place where building work is being done or tests are being carried out or Parts are being processed or stored in connection with the building of the Ship including, without limitation, the Shipyard and other yards, workshops and stores of the Builder, and the premises of the Builder’s subcontractors who are doing work in connection with the building of the Ship or processing or storing Parts, and the Builder shall ensure that the provisions of this Clause 3.2 are inserted into all subcontracts from time to time made by it in connection with the building work.

3.3	The Buyer shall be entitled (but not obliged) to reject all building work and Parts which do not comply with the requirements of this Contract, the Plans and the Specification unless and to the extent that such non-compliance is the direct result of the Builder seeking to avoid (in a manner approved by the Buyer, such approval not to be unreasonably withheld or delayed) the product liabilities described in Clause 2.13 provided that all rejections shall be made in writing, and shall specify with reasons those aspects of the building work or Parts inspected which do not comply with the requirements of this Contract, the Plans or the Specification.

3.4	If any building work or Parts shall be duly rejected by the Buyer as not complying with the Contract, the Plans or the Specification, the Builder shall promptly correct or replace such work or Parts at the Builder’s cost and in the Builder’s time.

4.	PLANNED PROGRAMME

4.1	The Ship shall be constructed in accordance with the planned milestones programme attached to the Specification as Appendix 8 defining certain stages of the construction process (“Milestones”) which must be completed by the dates therein specified.

4.2	The Builder shall submit to the Buyer each month, commencing on the date falling three (3) months after the Effective Date, until delivery, the following documentation (the accuracy of which the Builder hereby warrants):

(i)	a status report on the building work as compared with the planned programme, including the critical path;

(ii)	a report setting out the actual progress of the building work during the previous month as compared with the planned programme;

(iii)	a list of modifications (if any) agreed during the previous month, including Contract adjustments, if any, agreed during that month;

(iv)	a report on the delivery of subcontracted materials during the previous month (the precise nature and form of which report shall be agreed, from time to time, between the Buyer and the Builder).

4.3

Without prejudice to the Builder’s obligations under this Contract, if the construction of the Ship should, for any reason whatsoever, be delayed beyond the time-frame indicated in the planned programme, the Builder shall immediately notify the Buyer. If the delay which has occurred is not a permissible delay, the Builder shall within fourteen (14) working days after

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provision of such notification provide to the Buyer a written schedule describing the steps (including any appropriate increase in manpower and material resources) the Builder intends to take to recover the time lost. The Builder and the Buyer shall meet at the earliest opportunity to discuss the proposal and the Builder’s detailed plans for implementation of the same.

5.	MINOR ALTERATIONS

5.1	Subject to Clause 3.2 in Article 1 and to Article 3, approvals and other decisions of the Buyer in relation to the design and performance of the building work shall be final and may not be revised or revoked without the prior written approval of the Builder provided that the Builder shall not withhold its approval for any minor alterations or revisions requested by the Buyer which (in the reasonable opinion of the Builder) would not:

(i)	delay or increase the cost of the building work or have a material adverse affect on the Builder’s planning or programme for the building work; or

(ii)	otherwise constitute a material modification of this Contract, the Plans or the Specification; or

(iii)	require the Builder to jeopardise its contracted building schedule(s) for other ships.

6.	TECHNICAL DISPUTES

6.1	If, at any time during the design phase or any other stage of the building work, there is a difference of opinion between the Builder and the Buyer in relation to any technical matter, then either party may give a notice to the other party and if the parties do not resolve the difference of opinion within five (5) working days after the date of service of such a notice, the Builder or the Buyer may require that the difference of opinion be treated as a Dispute of a technical nature to be resolved in accordance with Clause 1 of Article 13.

(End of Article 2)

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ARTICLE 3: MODIFICATIONS

1.	MODIFICATIONS

1.1	This Contract, the Plans and the Specification may be modified from time to time by agreement of the parties. The Builder shall act in good faith and on an open book basis to implement modifications requested by the Buyer, and/or any modifications required to be made under Clause 2 which are occasioned by any changes in the Class Rules or in any of the Regulatory Rules after the Effective Date, subject to the Buyer agreeing to necessary modifications to the Contract Price, the Delivery Date and any other relevant provisions of this Contract. The Builder agrees to act in good faith and on an open book basis to implement any such modifications:

(i)	at the lowest cost reasonably possible;

(ii)	within the shortest period of time reasonably possible; and

(iii)	without any loss in the relative priority of the building work for the Ship compared to other construction work in the Shipyard,

provided that nothing in this Clause 1.1 shall require the Builder to jeopardise its contracted building schedule(s) for other ships.

1.2	Any agreement on a modification (“AOM”) of this Contract, the Plans or the Specification shall include:

(i)	any increase or decrease in the Contract Price;

(ii)	any change in the Delivery Date, and

(iii)	any other adjustment to or amendment of any relevant provisions of this Contract, the Plans or the Specification,

which is directly, necessarily and reasonably occasioned by such modification.

Unless otherwise expressly agreed in writing by the Buyer, for each AOM the increased costs or savings in costs directly, necessarily and reasonably occasioned by the relevant modifications shall be calculated as the sum of:-

(i) the net positive or negative change in (a) the Builder’s actual design costs (excluding profit and SG&A expenses), (b) the Builder’s actual labour costs (excluding profit and SG&A expenses), and (c) the Builder’s actual material costs (excluding profit and SG&A expenses); and

(ii) a fixed profit margin for the Builder of [*], which margin (a) covers and includes all compensation, financing, guarantee, insurance, profit, remuneration, risk and other factors whatsoever in connection with the relevant AOM, and (b) shall be applied only in the case of a net increase in the costs directly, necessarily and reasonably occasioned by such AOM.

For these purposes, the Builder’s “SG&A” expenses mean the Builder’s combined operating expenses including expenses for contracting, payroll, design, engineering and production, purchasing and sales, and all other administrative and operational expenses.

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1.3	Whenever so requested by the Buyer, the Builder will verify its calculation of any modification costs by providing to the Buyer, on an open book basis, a reasonably detailed explanation of the Builder’s calculations and details of the man-hours and other data used in connection with any of the alterations or changes occasioned by any modification to be made under this Article 3. For all purposes of this Contract, the expression “open book basis” means the provision by or on behalf of the Builder (subject to such provision being reasonably practicable on the part of the Builder, or possible without breach of confidentiality restrictions binding on the Builder) of all such invoices and other supporting information, and of all such calculations, determinations and other data as may be required in order to afford complete transparency to the Buyer in relation to the Builder’s calculations. Each agreement on a modification of this Contract, the Plans or the Specification shall be recorded and evidenced by an AOM based on the form set out in Schedule 3 of this Contract each of which, when signed by the duly authorised representatives of the Builder and the Buyer, shall constitute an amendment to this Contract and/or the Plans and/or the Specification. Following the signature of each AOM the Builder shall implement the modifications referred to therein.

1.4	If there is any Dispute between the parties as to any of the matters referred to in Clause 1.2 then, if the Buyer so requires, the Builder will make the requested modification before the Dispute has been resolved provided the Buyer confirms its willingness to pay the amount found due to the Builder in respect of such modification.

1.5	Throughout the construction period, the Builder and the Buyer will co-operate and work closely together on an open book basis in order to try to identify and agree on cost savings in the construction of the Ship which shall not diminish the general appearance, safety and operational aspects of the Ship. The agreed cost savings will be recorded as modifications in accordance with the provisions of this Clause 1.

1.6	In costing all modifications: (i) the Builder will give due credit to the Buyer where implementation of a modification will relieve the Builder from costs or work that it would otherwise have had to incur or carry out in performing its obligations under this Contract, and (ii) the Buyer will be duly debited where implementation of a modification will burden the Builder with costs or work which are in excess of costs and work that the Builder would otherwise have had to incur or carry out in performing its obligations under this Contract.

1.7	Within the Contract Price for the Ship the implicit unit cost of each grade of passenger cabin is listed in a table attached to the Specification as Appendix 9. Until phase 6-7 of the architectural plan, the Buyer may modify the number of passenger cabins on the Ship on the cost basis and within the following scale parameters:

(i)	The cost increase referable to each cabin added to the Ship, and the cost saving referable to each cabin removed from the Ship, will be as specified for each grade of cabin in the table referred to above. In addition, (a) due credit will be given to the Buyer where the addition or removal of cabins will relieve the Builder from costs or work that the Builder would otherwise have had to incur or carry out in performing its obligations under this Contract, and (b) the Buyer will be duly debited where the addition or removal of cabins will burden the Builder with costs or work which are in excess of costs and work that the Builder would otherwise have had to incur or carry out in performing its obligations under this Contract.

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(ii)	The number of passenger cabins on the Ship will not exceed 2,190 cabins with 4,298 lower berths.

(iii)	The increase of the gross tonnage of the Ship as result of cabin modifications will not exceed 300 GT. Apart from this permitted increase in the gross tonnage, the cabin modifications will not change any of the other main dimensions or main technical characteristics of the Ship as defined in the specifications.

2.	CLASSIFICATION AND REGULATORY CHANGES

2.1	If, after the Effective Date, any Class Rules and/or any Regulatory Rules are changed by the Classification Society or any Regulatory Authority, the Builder shall promptly notify the Buyer in writing of the relevant change(s) and of the necessary modifications to be made to this Contract, the Plans and the Specification.

2.2	If, following its receipt of a notice under Clause 2.1, the Buyer reasonably considers that the operation of the Ship in its intended service would permit of a dispensation or waiver, the Builder will at the request of the Buyer apply for a dispensation from, or waiver of compliance with, the relevant change(s).

2.3	If the Buyer does not require the Builder to apply for a dispensation or waiver (or it has not been possible to obtain a dispensation or waiver) within a period of fifteen (15) days after the Buyer’s receipt of a notice under Clause 2.1 (or such longer period of time as the parties may agree to be reasonable in the light of all the circumstances then prevailing), the parties shall make an agreement to modify this Contract in accordance with Clause 1 and thereafter the Builder shall make the relevant change(s) in the design or building of the Ship.

3.	SUBSTITUTION OF PARTS

3.1	If (notwithstanding all reasonable efforts on the part of the Builder and provided that orders for the same were placed in good time by the Builder) any Parts are not available at the time required for their installation or incorporation in the Ship, the Builder may (with the prior written approval of the Buyer) use suitable substitute Parts which are at least equal to the standard and quality of the Parts which were not available and which are capable of meeting all of the requirements of:

(i)	this Contract, the Plans and the Specification; and

(ii)	the Classification Society and the Regulatory Authorities.

3.2	Where a proposed substitution of Parts is approved by the Buyer, the Builder shall:

(i)	bear all additional costs and expenses whatsoever in relation to such substitution; and

(ii)	credit the Buyer with any cost savings occasioned by such substitution.

(End of Article 3)

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ARTICLE 4: TITLE AND INSURANCES

1.	TITLE, RISK AND ENCUMBRANCES

1.1	Title to the Ship and all Parts (but not Buyer’s Supplies, title to which will at all times be and remain with the Buyer) shall pass to the Buyer upon the Ship’s delivery to, and acceptance by, the Buyer in accordance with Clause 1 in Article 7 and until such delivery and acceptance shall have occurred all risks connected with the building work—including, without limitation, all risks in relation to the Ship, all Parts and all Buyer’s Supplies from the time when they are taken into the custody of the Builder or any of its subcontractors—shall lie exclusively with the Builder.

1.2	Immediately upon:

(i)	the receipt by the Builder (or any of its subcontractors) of any Buyer’s Supplies; and

(ii)	the delivery to, or fabrication by, the Builder (or any of its subcontractors) of all other Parts,

the Builder shall mark (or cause its relevant subcontractors to mark) the same and the Ship (as it is from time to time built) with Hull number [*].

1.3	The Builder shall have no authority to create (and waives all rights to create) any encumbrances whatsoever over any of the Buyer’s Supplies, nor shall it permit any encumbrances of any kind (other than permitted encumbrances) to be imposed on or asserted against any of the Buyer’s Supplies.

1.4	At any time when a payment is due to the Builder under this Contract, and at all other reasonable times, the Buyer may require the Builder to provide a written statement satisfactory to the Buyer showing what, if any, encumbrances of any kind (other than permitted encumbrances) have been or are liable to be imposed on or asserted against any of the Buyer’s Supplies.

1.5	If any encumbrance of any kind (other than any permitted encumbrance) is imposed on or asserted against any of the Buyer’s Supplies, the Builder shall promptly notify the Buyer and shall, not later than ten (10) days thereafter, secure the discharge or release of such encumbrance provided that if the Builder desires to contest any such encumbrance and such discharge or release is not available under law during such contest (including, without limitation, through the filing of a bond or other security), the Builder shall immediately take such steps as in the opinion of the Buyer shall prevent such encumbrance from delaying or otherwise adversely affecting the building work and shall indemnify fully, hold harmless and defend the Buyer and all other protected parties from and against all Losses which any of them may sustain or incur as a result of the imposition of any such encumbrance.

1.6	Notwithstanding the provisions of Clause 1.5, the Buyer may secure the removal of any such encumbrance in which event the Builder shall reimburse the Buyer in full for its costs (including legal fees) of securing such discharge or release by deducting such sum from any payments due or to become due to the Builder under this Contract save that if any such cost is in excess of the amount of any such reimbursement by deductions, the Builder shall pay the amount of such excess to the Buyer promptly upon demand.

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1.7	Notwithstanding the provisions of Clause 1.5, the Buyer, without securing the discharge or release of any such encumbrance, may nevertheless withhold from any payments due or to become due to the Builder, unless and until such encumbrance is discharged or released by the Builder, a sum equal to the amount reasonably determined by the Buyer to be required to secure the discharge or release of such encumbrance (which amount shall include the estimated amount of all expenses which might be incurred in connection therewith, including legal fees).

1.8	Prior to the installation of any of the Buyer’s Supplies:

(i)	the Builder may require the Buyer to state in writing whether any permitted encumbrances have been imposed on or asserted against the relevant Buyer’s Supplies and to discharge any such permitted encumbrances prior to the installation of such Buyer’s Supplies, and if the Buyer fails to discharge any such permitted encumbrances, the Builder may withhold the installation of the relevant Buyer’s Supplies in which case any resulting delays will be the Buyer’s responsibility; and

(ii)	the Buyer may require the Builder to confirm in writing that the representations made by it in Article 10, Clause 1.2(ii) remain in all respects true and accurate and to procure that the Builder’s financiers confirm in writing to the Buyer that they have no grounds for making (nor any expectation of acquiring grounds for making) any claims against the Builder or the Ship, and if the Builder or its financiers fails to deliver any such statement, the Buyer may require the Builder to withhold the installation of the relevant Buyer’s Supplies in which case any resulting delays will be the Builder’s responsibility.

2.	INSURANCES

2.1	During the currency of this Contract and until her delivery to the Buyer the Ship, all Parts, and all Buyers’ Supplies (up to a maximum aggregate value of [*] taken into the custody of the Builder (or any of its subcontractors) and whether or not built into or installed on or in the Ship, shall be at the exclusive risk of the Builder which shall at its own expense keep the same insured on policy terms, and with first class brokers and underwriters approved by the Buyer and its financiers in respect of and against all usual marine and builder’s risks, including protection and indemnity risks, tests risks and war risks. All premiums and deductibles shall be for the sole account of the Builder. Neither the brokers nor the underwriters shall have any rights of recourse against the Ship or any of the protected parties, or any rights to make any deduction, set-off or other withholding from or against any sum payable to the Buyer or its assignees in connection with the Insurances.

2.2	The amount of the insurances (the “Insurances”) to be arranged by the Builder under this Article shall be not less than the Contract Price.

2.3	All Insurances shall be taken out by the Builder naming the Builder as the assured party and the Buyer as the co-insured party for their respective interests. The Insurances shall contain loss payable provisions reasonably acceptable to the Buyer and its financiers.

2.4	All Insurances shall provide that there shall be no recourse against the Ship, any of the protected parties or Buyer’s assignees for the payment of any premiums or commissions and that no cancellation of the Insurances, for any reason whatsoever, shall become effective unless and until fourteen (14) days—or seven (7) days, in the case of war cover—prior written notice has been given by the relevant brokers or insurers to the Buyer.

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2.5	The Builder shall supply the Buyer prior to the commencement of construction of the Ship with a cover note and all related documents specifying the terms of the Insurances and security (which shall be as usual for the London insurance market) for the Ship.

2.6	If at any time there is:

(i)	any lapse in the insurance coverage which the Builder is required to arrange under this Clause 2, the Buyer may effect replacement coverage at the Builder’s expense; or

(ii)	any failure by the Builder to pay any premiums due in respect of the Insurances, the Buyer may pay the same and recover the relevant payment(s) from the Builder.

3.	LOSS OR DAMAGE

3.1	In the event of any partial loss of the Ship before delivery:

(i)	the loss shall be made good by the Builder as soon as reasonably possible, the Delivery Date shall be extended in accordance with Clause 1 in Article 5 (provided that the cause of the partial loss is excused under that Clause) and the partial loss proceeds referable to the Ship and/or Parts (other than Buyer’s Supplies) subject to the partial loss shall be applied by the Builder in making good the partial loss to the approval of the Buyer, the Classification Society and the Regulatory Authorities; and

(ii)	the partial loss proceeds referable to any Buyer’s Supplies subject to the partial loss shall be paid to the Buyer.

3.2	In the event of the total loss of the Ship before delivery, either the Builder or the Buyer shall be entitled to terminate this Contract by written notice to the other, such notice to be delivered within thirty (30) days after the date (the “Determination Date”) on which it is determined that the Ship has become a total loss pursuant to Clause 3.6 below.

3.3	If, following the total loss of the Ship, neither party terminates this Contract pursuant to Clause 3.2, the Builder shall proceed with the building of the Ship in accordance with this Contract and the Delivery Date shall be extended in accordance with Clause 1 in Article 5 provided that the cause of the total loss is excused under that Clause.

3.4	If there is a total loss of the Ship before delivery, then:

(i)	if either party elects to terminate this Contract pursuant to Clause 3.2, the Builder shall within ninety (90) days from (and including) the Determination Date pay to the Buyer an amount equal to the sum of:

(a)	all payments previously made by the Buyer to the Builder under this Contract together with interest thereof at the relevant rate calculated from the date on which the Builder received each such payment to the date on which the reimbursement is received by the Buyer, and

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(b)	the Buyer’s Supply Costs in respect of any Buyer’s Supplies which are subject to the total loss or which cannot be removed in sound condition from the Ship, the Shipyard or other place(s) where they are stored and returned to the Buyer, and in addition the Builder will return to the Buyer, free from all encumbrances (other than permitted encumbrances) all Buyer’s Supplies which have not been lost or damaged and which can be removed in sound condition from the Ship, the Shipyard and other place(s) where they are stored; or

(ii)	if neither party terminates this Contract pursuant to Clause 3.2, the Builder shall within ninety (90) days from (and including) the Determination Date pay to the Buyer the Buyer’s Supply Costs in respect of any Buyer’s Supplies which are subject to the total loss.

3.5	To the extent that any amounts are paid by the Builder to the Buyer under Clause 3.4 and the Buyer also receives any proceeds of the Insurances in respect of the same loss, the Buyer will account to the Builder for the relevant excess amount. To the extent that any of the amounts referred to in Clause 3.4 are received by the Buyer out of the proceeds of the Insurances, the Builder’s liability under Clause 3.4 shall be limited to payment of the remainder of the amounts referred to in Clause 3.4.

3.6	A total loss shall be deemed to have occurred:

(i)	if it consists of an actual loss, at noon Papenburg time on the actual date of loss; or

(ii)	if it consists of a constructive or compromised or arranged or agreed total loss, at noon Papenburg time on the date on which notice of abandonment of the Ship is given to her insurers or (if her insurers do not admit the claim for a total loss) at the time on the date at which a total loss is subsequently adjudged to have occurred by a competent court or arbitration tribunal or liability in respect thereof as a total loss is admitted by underwriters.

(End of Article 4)

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ARTICLE 5: PERMISSIBLE DELAYS

1.	EXTENSION OF TIME FOR BUILDING WORK

1.1	If the Builder gives notice as provided in Clauses 2.1, 2.2 and 2.3 the Builder shall be entitled to an extension of the Delivery Date but only if:

(i)	there is a specific cause of delay which the Builder can prove will solely and directly delay delivery of the Ship beyond the Delivery Date and which cause is delaying or will delay building work which is in the critical path of delivery of the Ship for more than one working day;

(ii)	such cause of delay is one of the excusable causes set out in Clause 1.3;

(iii)	the Builder proves that it has used and is continuing to use all reasonable efforts to avoid, prevent, minimise and overcome the actual delay in delivery of the Ship including, without limitation, by the performance of other or additional building work provided that such other or additional building work does not jeopardise the Builder’s contracted obligations for the construction of other ships; and

(iv)	but for such cause of delay the Ship would have been delivered on time,

provided that the length of any such extension shall be the number of days by which the Builder can prove that the Delivery Date for the Ship actually will be delayed solely and directly by each such cause of delay.

1.2	The Builder shall at all times have the burden of proving each of the matters required to be established by this Clause 1 and in the event that it is not possible for it to prove whether, or to what extent, any delay in delivery is directly and solely attributable to a cause which is excused by the provisions of this Clause 1, the Builder shall not be entitled to any extension of the Delivery Date.

1.3	The Builder shall be entitled to an extension of the Delivery Date, as provided in Clause 1.1, for any delay caused:

(i)	by the Buyer (other than such delays, if any, as are caused by the Buyer in the proper and timely exercise of any of its rights or obligations under this Contract);

(ii)	by legislation or other formal action by or on behalf of the German government (or any agency or other authority of such government) prohibiting or otherwise preventing the Builder from proceeding with the building work;

(iii)	by war or warlike events or terrorist attacks or riots or the imposition of embargoes where any of the foregoing involves any of the Builder’s subcontractors outside Germany who supply important parts (such as engines, major castings or major forgings);

(iv)	by extraordinary weather conditions not included in normal planning;

(v)	by such strikes, lockouts and other labour disturbances of the Builder or those of its subcontractors who supply important parts (such as engines, major castings or major forgings) as are beyond the Builder’s control;

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(vi)	by such accidents, explosions, fires, disruptions of power supplies and other similar occurrences as are beyond the Builder’s control;

(vii)	by the late delivery or non-delivery to the Builder of any Parts or the late performance or non-performance of the Builder’s subcontractors provided that the late delivery or non-delivery or the late performance or non-performance resulted from causes which would entitle the Builder to an extension of the Delivery Date under this Clause 1 and provided that the Builder proves that it has exercised due diligence (a) in contracting for such Parts and with such subcontractors, (b) in the performance of any acts required of it with respect to such Parts or subcontractors, (c) in monitoring the acts and circumstances of such subcontractors, and (d) in expediting deliveries or performance under the Builder’s purchase or subcontracts or procuring equivalent substitute performance in the event of the late delivery of such Parts or the under-performance in such purchase or subcontracts; or

(viii)	by unfavourable weather conditions if commencement of the sea trials tests is postponed or such tests are discontinued pursuant to Clause 1.4 in Article 6 by reason of such conditions and the number of days thereafter during which such tests cannot be undertaken exceed three (3) in total, then any further days during which the weather conditions remain unfavourable may be claimed (subject to the other provisions of this Clause 1) as a permissible delay.

1.4	Notwithstanding anything to the contrary in this Clause 1, the Builder shall not be entitled to any extension of the Delivery Date for:

(i)	any delay resulting from a cause of delay which has itself been caused or contributed to by any error, neglect, omission or other default of the Builder or any of its subcontractors;

(ii)	any delay resulting from a cause of delay in existence as of the Effective Date; or

(iii)	any delay resulting from a cause of delay, which was or reasonably should have been foreseen or anticipated by the Builder by reason of facts which were, or after reasonable enquiry should have become, known to the Builder as of the Effective Date; or

(iv)	any delay resulting from a cause of delay which reasonably could have been avoided by the Builder;

(v)	any delay resulting from the late delivery or non-delivery or the late performance or non-performance or other default of a subcontractor, if such delay results from a cause of delay in effect published and announced as of the date of the award of the relevant purchase contract or subcontract;

(vi)	any delay resulting from any Dispute or legal proceeding under this Contract, provided that in the case of any building work under Dispute which would otherwise be commenced prior to the resolution thereof the Builder shall not be required to proceed therewith (and a corresponding extension of the Delivery Date shall be allowed) if, after written request by the Builder, the Buyer fails to confirm forthwith its willingness to pay the amount found due in respect of such work; or

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(vii)	any delay in moving the Ship from the Shipyard to the open sea due to extraordinary weather conditions not included in normal planning.

2.	DELAY NOTICES

2.1	The Builder shall give written notice to the Buyer of a cause of delay pursuant to Clause 1.3 as soon as practicable and no later than five (5) days after the date on which the Builder first has knowledge of such cause of delay and in such notice the Builder shall describe the cause of the delay, the date of commencement (or first occurrence) of the cause, its expected duration and its expected effect on the Builder’s ability to carry on with the building work.

2.2	The Builder will provide the Buyer with regular written status reports (at such reasonable intervals as the Buyer may request) with respect to any delay in respect of which the Builder has given notice pursuant to Clause 2.1 and as to the steps being taken (and planned) by the Builder to minimise and overcome any actual delay in delivery of the Ship.

2.3	Within five (5) days after any cause of delay set forth in Clause 1.3 has ceased to exist, the Builder shall notify the Buyer of such cessation and give the Buyer a written statement of the actual or estimated delay in the completion of the building work resulting from such cause together with such detailed documentation as is then available to it justifying such extension, and any such detailed documentation thereafter becoming available to the Builder shall be promptly be given to the Buyer.

2.4	On the basis of the notices, reports, statements and information given to the Buyer by the Builder relating to any actual or estimated delay in delivery (and such further information and documentation as the Buyer may reasonably request), the Buyer and the Builder shall confer and attempt to agree upon the number of days by which the Delivery Date shall be extended provided that if the Buyer and the Builder cannot so agree within thirty (30) days after the completion of any such conference, the extension of the Delivery Date (if any) shall be determined as a Dispute pursuant to the provisions of Article 13.

2.5	The extension of the Delivery Date provided for in this Article shall be the only remedy for delay to which the Builder shall be entitled and, by way of illustration but not limitation, the Builder shall not be entitled to damages or any adjustment in the Contract Price.

(End of Article 5)

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ARTICLE 6: TESTS, LIQUIDATED DAMAGES AND CERTAIN TERMINATION RIGHTS

1.	TESTS

1.1	At its sole and direct risk and expense, the Builder shall subject the Ship and specified Parts to the tests in order to ascertain whether the Ship and such Parts have been completed in full accordance with this Contract, the Plans and Specification.

1.2	The Buyer shall be entitled to have the Supervisor and his team present at all tests and the Builder shall give the Supervisor:

(i)	two (2) days prior written notice of all tests (except sea trials tests) (a) designated for such notice by the Buyer after its receipt from the Builder of an agreed schedule of tests and (b) scheduled to take place on week-ends or other non-working days; and

(ii)	twenty four (24) hours prior written notice of all other tests (except sea trials tests).

1.3	The Builder shall give the Supervisor fifteen (15) days’ estimated, and seven (7) days’ definite, prior written notice of the time and the place for the sea trials tests provided that only one (1) day’s prior written notice need be given to the Supervisor with respect to retrials at sea conducted within three (3) days after completion of a previous sea trial at or upon which the need for such retrial was determined.

1.4	If the weather conditions on the date specified for the sea trials tests are (in the reasonable opinion of the Builder) so unfavourable that they would prevent the Builder from carrying out such tests then the same shall take place on the first available day thereafter that weather conditions permit. If, during the sea trials tests sudden and unexpected changes in the weather occur which, in the reasonable opinion of the Builder, are such as to prevent the continuation of such tests then the Builder shall have the option of continuing such tests or of postponing them until the next following favourable day unless the Buyer shall (in its option) agree to accept the Ship on the basis of the tests made.

1.5	The failure of the Supervisor to be present at any test, after due notice, shall (unless such failure is due an event or combination of events outside the Supervisor’s control) be deemed to be a waiver of the Supervisor’s right to be present at the relevant test and the Buyer shall be obliged to accept the results of such test on the basis of acceptance by the Builder and the Classification Society.

1.6	All tests conducted without notice to the Supervisor shall be reconducted by the Builder on due notice to the Supervisor at the sole risk and expense of the Builder.

1.7	If a Defect is discovered during any test the Builder shall, after correcting such Defect, be required to make such further tests as may be necessary in extent and number to demonstrate and confirm the complete correction thereof provided that additional sea trials tests will not be required if the correction of any such Defect can be verified in shop or dock tests, and the sole and direct risk and expense of all such further or additional tests shall be borne by the Builder.

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1.8	The term “Defect” means:

(i)	any defect in the Ship or in any Part installed or incorporated in, stowed on or otherwise delivered with the Ship (including work relating to the installation of Buyer’s Supplies installed by the Builder or its subcontractors) which is due to incomplete or defective materials, workmanship, construction or design or any failure to comply with the relevant recommendations of any subcontractors or other parties,

(ii)	any inherent vice, breakdown, incompleteness, omission or other deficiency of the Ship or any Part,

(iii)	any failure of the Ship or any Part or any aspect of the building work to comply with any of the requirements of this Contract, the Specification or the Plans, or the requirements of any of the subcontractors used in connection with this Contract, or

(iv)	the existence of any condition, notation, qualification, recommendation, reservation or restriction in relation to any certificate issued by the Classification Society or any Regulatory Authority,

provided that the term “Defect” shall not include any fault in any of the Buyer’s Supplies which were properly received, handled, installed or incorporated in, stowed on or otherwise delivered with, the Ship by the Builder in accordance with the requirements of this Contract, the Specification and the Plans.

1.9	After all tests have been satisfactorily performed and completed, the Builder shall:

(i)	take the Ship to the sea port referred to in Article 1, Clause 1.1(i)(e) and open up such machinery as (a) the Classification Society and/or the Regulatory Authorities may require and/or (b) the Buyer may reasonably require, for post-tests inspection and examination;

(ii)	correct any Defects then appearing in such machinery; and

(iii)	close, connect, retry and retest the machinery, as appropriate, and then make the Ship ready for service, and thereafter the Buyer may require a final post-tests examination and inspection at which the Builder shall demonstrate and confirm to the Buyer the complete correction of any and all Defects in such machinery.

1.10	Not later than two (2) weeks before the anticipated Delivery Date, the Builder and the Buyer shall prepare and agree a final punch list of items which the Buyer considers defective from the perspective of first class shipping and/or shipbuilding practice and, subject always to Article 7 Clauses 1.5 and 1.6, the Builder shall be obliged to rectify such items before delivery.

1.11	No later than twelve (12) months before the anticipated Delivery Date, the Builder and the Buyer shall in good faith discuss and agree upon the parameters (which including timelines and numbers of persons) and bases by reference to which the Buyer may send additional representatives and crew members to the Shipyard and the Builder’s facility at the Delivery Port in order to attend tests and for familiarisation, training and other usual pre-delivery purposes.

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2.	LIQUIDATED DAMAGES

2.1	The Builder agrees that certain Defects and certain delays in the delivery of the Ship shall result in the reduction of the Contract Price by way of the liquidated damages provided for in this Clause 2.

2.2	The guaranteed trial speed (“GTS”) of the Ship at a mean moulded draft of [*] shall be [*] knots and shall be demonstrated by the Builder during the sea trials tests under the conditions described in section G.2.5 of the Specification. If at any time the Builder anticipates that, or if the sea trials tests demonstrate that, there will be a deficiency in the GTS the Builder shall promptly develop and provide the Buyer with a proposal to remedy the deficiency at the Builder’s cost.

2.3	If the Builder fails to remedy any deficiency in the GTS before delivery, the Builder shall have no liability to the Buyer if the actual speed of the Ship as determined during the final sea trials tests is up to [*] below GTS but commencing with a deficiency of more than [*] in actual speed below the GTS the Contract Price shall be reduced by way of liquidated damages as follows: (i) for [*], a total sum of [*]; (ii) for [*], a total sum of [*], with fractions of a knot being calculated in proportion provided that if the Defect in the actual speed of the Ship is more than [*] below the GTS, then the Buyer may, at its option, either accept the Ship at a reduction in the Contract Price for such Defect of [*] or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

2.4	The guaranteed fuel consumption (“GFC”) of each of the diesel engines of the Ship at [*] power of MCR without attached pumps shall be [*] plus a [*] margin and a calorific value of fuel oil of [*] in ISO conditions and shall be demonstrated by the Builder in tests conducted at the engine manufacturers’ test bed.

2.5	If the Builder fails to remedy any deficiency in the fuel consumption of the Ship’s diesel engines before delivery the Contract Price shall be reduced by way of liquidated damages by the sum of [*] for each [*] increase in fuel consumption above GFC up to a maximum of [*] over the GFC with fractions of every [*] being calculated in proportion provided that if the fuel consumption is more than [*] above the GFC, the Buyer may, at its option, either accept the Ship at a reduction in the Contract Price for such Defect of [*] or reject the relevant engine(s) (without prejudice to its other rights with respect to the Ship).

2.6	The guaranteed deadweight capacity of the Ship shall be [*] under the conditions defined in sections G.2.3 and G.2.4 of the Specification and shall be demonstrated by the Builder in the specified deadweight capacity test.

2.7	If the Builder fails to remedy any deficiency in the Ship’s deadweight capacity before delivery, the Builder shall have no liability to the Buyer if the actual deadweight capacity of the Ship as determined in accordance with the Specification is less than [*] below the guaranteed deadweight capacity but the Contract Price for the Ship shall be reduced by way of liquidated damages by the sum of [*] for each full metric ton of such deficiency being more than [*] up to a maximum deficiency of [*] at a draft of not more than [*] even keel with fractions of each metric ton being calculated in proportion provided that if the actual deadweight deficiency at a mean moulded draft of not more than [*] even keel is more than [*], the Buyer may, at its option, either accept the Ship at a reduction in the Contract Price of [*] for such Defect or reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

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2.8	The guaranteed cabin capacity of the Ship shall be as defined in sections G.2.2.1 and G.2.2.2 of the Specification and no change shall be made to such cabin capacity without the Buyer’s prior written consent. If the number of completed and fully habitable cabins of any of the passenger or crew grades referred to in Clause 2.1 (iii) and (iv) of Article 1 is lower than the number of cabins specified for any such grade, subject to the following provisos the Buyer will accept the Ship with a to be agreed reduction in the Contract Price for the Ship calculated on a fair and reasonable basis so as to compensate the Buyer for its estimated loss directly and naturally resulting, in the ordinary course of events, from the relevant cabin deficiency provided that (i) if the shortfall in the number of completed and fully habitable cabins (irrespective of the grades of cabins involved) exceeds 10 cabins, or (ii) if the parties are unable to agree upon a reduction in the Contract Price the Buyer may reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9. For the purposes of this Clause 2.8 sound and vibration effects shall be excluded when evaluating whether or not a cabin is fully habitable, such effects being regulated by Clauses 2.9 to 2.12 of this Article.

2.9	The Builder will carry out its works so that at the time of delivery of the Ship under this Contract, and after taking into account the maximum allowed deviations and tolerances referred to in section G.5.2 of the Specification, the Ship shall fulfil the same requirements in relation to noise levels, sound insulation, impact sound insulation and vibration levels (the “S&V Requirements”) as are defined by the Classification Society for its notations CRN (1) and CRN (2), as far as applicable pursuant to the Specification.

2.10	If the S&V Requirements are not fulfilled in any of the passenger or crew cabins or in any other of the spaces referred to in section G.5.2 of the Specification then, before delivery of the Ship, the Builder shall take all such remedial steps and carry out all such further tests and measurements as shall be reasonably required to demonstrate the complete and permanent correction of the relevant deficiencies.

2.11	If, after the steps taken by the Builder pursuant to Clause 2.10, the S&V Requirements are not fulfilled in any of the passenger or crew cabins or in any other of the spaces referred to in section G.5.2 of the Specification then, subject always to the Buyer’s rights under Clause 2.12, at delivery of the Ship the Builder shall be liable to compensate the Buyer for such deficiencies through an agreed reduction in the Contract Price.

2.12	If, after the steps taken by the Builder pursuant to Clause 2.10, the S&V Requirements are not fulfilled in: (a) any of the top grades of passenger cabins (meaning penthouse suites, courtyard suites and corner suites); or (b) in [*] of the other passenger cabins, irrespective of the grade(s); or (c) in [*] of spaces referred to in section G.5.2 of the Specification, then the Buyer may, at its option, either accept the Ship at an agreed reduction in the Contract Price or the Buyer may reject the Ship and terminate this Contract pursuant to Clause 2 in Article 9.

2.13	All reductions in the Contract Price provided for under any of Clauses 2.3, 2.5, 2.7, 2.8, 2.11 and/or 2.12 shall be determined on delivery of the Ship and made by means of set-off and deduction from the payments to be made by the Buyer on delivery of the Ship.

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2.14	The Builder: (i) acknowledges that the Buyer intends to arrange for the Ship’s maiden cruise with fare paying passengers to be held on the Ship’s relocation voyage from the Delivery Port; (ii) acknowledges that it is imperative for the Ship to be ready at the time, and in the condition, provided for in this Contract so as to enable the Buyer to fulfil its commitments in relation to the Ship’s maiden cruise; (iii) agrees to do all it can to assist the Buyer to fulfil its commitments in relation to the Ship’s maiden cruise; and (iv) acknowledges that if delivery of the Ship is not made on the Delivery Date, the Buyer will suffer loss and damage (including reputational damage) in amounts which are extremely difficult to quantify in advance and agrees that the per day sums set out in Clause 2.15 represent a genuine and reasonable pre-estimate of the Buyer’s loss and damage for each day of delay in delivery of the Ship beyond the Delivery Date.

2.15	If delivery of the Ship is delayed beyond the Delivery Date, then subject to a grace period which will expire at midnight in Papenburg on the [*], the Builder shall pay liquidated damages for each calendar day (or pro-rata for each part of a calendar day) of delay in delivery, calculated as follows: for the first [*] of delay, counting from midnight Papenburg on the [*], the liquidated damages for delay shall be calculated at the rate of [*] per day; and thereafter, until delivery of the Ship is actually made or this Contract is terminated, the liquidated damages for delay shall be calculated at the rate of [*].

2.16	If the delay in delivery of the Ship continues for [*] then, in such event, the Buyer may at any time thereafter terminate this Contract pursuant to Clause 2 in Article 9.

2.17	If the delay in delivery of the Ship continues for [*], and provided the Buyer has not by then elected to terminate this Contract, the Builder may (by written notice) require the Buyer to make an election in which case the Buyer shall—within [*] after its receipt of the Builder’s notice—notify the Builder in writing of its intention either to terminate this Contract or to consent to the acceptance of the Ship at an agreed future date on the basis that the Buyer shall remain entitled to all liquidated damages which would otherwise have been payable or allowable by the Builder; it being further understood that, if the Ship is not delivered by such agreed future date, the Buyer shall have the same right of termination upon the same terms and conditions as set out above. If the Buyer fails to make an election as specified above within the relevant [*] period, the Buyer shall be deemed to have consented to the Ship being delivered at the future date proposed by the Builder.

2.18	Payment of the liquidated damages referred to in Clause 2.15 shall be made by the Builder to the Buyer as follows:

(i)	the Builder’s first payment shall be made on the earlier of (a) the [*] after delivery of the Ship has been delayed beyond the Delivery Date and (b) the date on which actual delivery of the Ship is made; and

(ii)	thereafter the payments shall be made every [*] commencing on the [*] after the end of the [*] period mentioned in Clause 2.18 (i),

and continuing on the last day of each succeeding [*] period thereafter until the day on which delivery of the Ship is actually made or this Contract is terminated at which time the Builder shall pay the entire remaining amount due under Clause 2.15.

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2.19	The parties acknowledge and agree that:

(i)	the Contract Price reductions and payments provided for in this Clause 2 are cumulative; and

(ii)	subject always to the guarantee provisions in Article 7 Clause 2 and to the termination provisions in Article 9 Clause 2, the Contract Price reductions and payments provided for in this Clause 2 shall be the only compensation recoverable by the Buyer in respect of the Defects and the delay in delivery to which they relate and, in particular, the Builder shall not be liable for any consequential losses resulting from such Defects or such delay in delivery.

(End of Article 6)

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ARTICLE 7: DELIVERY AND GUARANTEE

1.	DELIVERY AND ACCEPTANCE

1.1	The date on which the Ship shall be ready for delivery shall be a calendar date during the period from February 1, 2017 until and including April 28, 2017. Subject to Clause 16 in Article 14, by July 8, 2013 (at latest) the Builder shall propose for the Buyer’s approval (not to be unreasonably withheld or delayed) a date for delivery of the Ship within the above period. The date approved in writing by the Buyer or otherwise agreed in writing between the Buyer and the Builder shall be the “Delivery Date”. The Ship shall not be delivered before the Delivery Date without the express written approval of the Buyer. When:

(i)	the Builder has completed the building work in conformity with this Contract, the Plans and the Specification;

(ii)	all tests have been performed and completed in a manner satisfactory to the Buyer;

(iii)	the Ship has been freed from all Defects (apart from Defects which qualify as minor and insignificant Defects, as defined in Clause 1.6, and Defects for which there will be a reduction in the Contract Price in accordance with Article 6 Clause 2); and

(iv)	the Ship (a) has been cleaned and prepared (in accordance with the Builder’s usual practices and to their usual standards for ships of this type) to take on a full complement of passengers, officers, crew and staff, and (b) is in all other respects ready to commence operations as a luxury cruise ship, the Builder shall tender the Ship for delivery to the Buyer safely afloat alongside a safe and accessible quay at the Delivery Port where there must be sufficient water for the Ship always to remain afloat and from where there must be direct, free, unimpeded, safe and lawful access to international waters provided that the Builder shall have given to the Buyer not less than (a) 365 (three hundred and sixty five) days, 180 (one hundred and eighty) days, ninety (90) days prior written notice of the date on which the Builder in its good faith assessment expects to tender the Ship for delivery to the Buyer in accordance with this Contract, and (b) 15 (fifteen) days definite prior written notice of the date on which the Builder will tender the Ship for delivery to the Buyer in accordance with this Contract.

1.2	The Builder shall deliver the Ship to the Buyer free and clear of all encumbrances whatsoever.

1.3	On delivery of the Ship the Builder shall also deliver the following documents (together, the “Delivery Documents”):

(i)	a protocol of delivery and acceptance in a mutually agreed form confirming delivery of the Ship to, and acceptance and taking possession of the Ship by, the Buyer pursuant to this Contract, executed in duplicate by the Builder and stating the date and (local) time of such delivery and acceptance;

(ii)

a declaration of warranty by the Builder in a mutually agreed form confirming that the Ship is delivered to the Buyer free and clear of all encumbrances whatsoever (including, without limitation, all liabilities of the Builder to the Refund Guarantors, the Builder’s financiers and its subcontractors, and all liabilities arising from the construction of the Ship or the operation of the Ship for the purposes of the tests or

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otherwise before delivery) and that the Ship is absolutely free of all burdens in the nature of imposts, taxes or other charges imposed by the national, provincial, local or port authorities of the country where the Ship was built and (if different) the country in which the Ship is delivered to the Buyer, executed in triplicate and notarised and legalised in accordance with the Buyer’s instructions;

(iii)	a detailed inventory showing the machinery and equipment installed on the Ship and the spares, stores and other consumable items delivered with the Ship;

(iv)	the makers’ certificates, subcontractors’ instruction books, and all of the Classification Society, trading and other certificates (each free of conditions, qualifications, recommendations, reservations and restrictions) required to be supplied upon delivery of the Ship pursuant to this Contract and the Specification;

(v)	a protocol showing the results of the tests;

(vi)	a non-registration or deletion certificate issued by the District Court of Emden, Germany;

(vii)	a commercial invoice for the Ship and all other amounts payable by the Buyer on delivery;

(viii)	a builder’s certificate and a bill of sale, each in a form acceptable to the Buyer, each executed in quadruplicate and notarised and legalised in accordance with the Buyer’s instructions, and such other written instruments (each notarised and legalised in accordance with the Buyer’s instructions) as may be necessary or desirable, in the reasonable opinion of the Buyer, to confirm that full and clean title in the Ship has been vested in the Buyer;

(ix)	a full set of the specified construction documents (each in three (3) white prints, one of each of which will be on board the Ship at delivery);

(x)	one CD-ROM of the principal delivery drawings and plans relating to the Ship approved by the Classification Society;

(xi)	such further certificates and/or other documents as may be necessary or desirable, in the reasonable opinion of the Buyer, in connection with the Buyer’s ownership, registration and/or financing of the Ship;

(xii)	such documents as may be necessary or desirable, in the reasonable opinion of the Buyer, to prove the authority of the Builder’s representatives below senior management to sign the documents to be executed on behalf of the Builder in connection with delivery of the Ship.

1.4

If, at the time when the Builder tenders delivery of the Ship to the Buyer, the Ship is complete (meaning that she has been designed, engineered, built, launched, equipped, outfitted, finished and tested in accordance with this Contract and the Specification), and if such tender is accompanied by a tender of delivery of a complete and proper set of the Delivery Documents, the Ship and the Delivery Documents (including any interim documents if the requirements of minor and insignificant defects are met and provided that the Builder has used its best efforts to obtain final documents before delivery) shall thereupon be

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accepted by the Buyer but if, at such time, the Ship and/or the Delivery Documents are not complete, the Buyer shall be entitled to refuse acceptance of the same by delivering to the Builder, within two (2) working days from (and including) the date of such tender, a written notice describing those aspects of the Ship and/or the Delivery Documents which are not complete. Any final documents not delivered to the Buyer at delivery of the Ship shall be delivered as soon as practicable thereafter and in any event within a period that is reasonably acceptable to the Buyer.

1.5	Notwithstanding any provision to the contrary in this Clause 1, if the Ship is complete but for minor and insignificant Defects, the Buyer shall accept delivery subject to:

(i)	an agreed reduction in the Contract Price; or

(ii)	in the Buyer’s option, the Builder undertaking to correct—at the Builder’s entire risk and expense, without any interruption to the Ship’s service to its passengers, and in accordance with a remedial plan and timetable acceptable to the Buyer (acting reasonably) – the minor and insignificant Defects described in a list which shall be prepared by the Buyer and agreed with the Builder at or before delivery.

1.6	The expression “minor and insignificant Defects” means those Defects which in and of themselves until they have been remedied, and which in the course and process of being remedied:

(i)	do not and will not adversely affect the seaworthiness of the Ship; or

(ii)	do not and will not prevent the unrestricted use of the Ship in its intended service and purpose; or

(iii)	do not and will not (a) prevent the use of any of the Ship’s cabins and public areas, or (b) in any other way adversely affect the comfort and safety of the Ship’s passengers; or

(iv)	do not and will not affect the safety of the Ship’s crew members or their ability to carry out their duties in a safe working environment and with appropriate accommodation; or

(v)	do not and will not adversely affect the operational efficiency of the Ship; or

(vi)	do not and will not involve any condition, qualification, recommendation, reservation or restriction in relation to any certificate issued (or to be issued) by the Classification Society or any Regulatory Authority or any other specified person which in the opinion of the Buyer (acting in good faith) is or could be material in a commercial or technical sense.

1.7	Acceptance of the Ship by the Buyer shall be accomplished by:

(i)	the delivery to the Builder of a counterpart of the protocol of delivery and acceptance duly executed by the Buyer; and

(ii)	payment by the Buyer to the Builder of that part of the Contract Price which the Buyer is required to pay upon delivery of the Ship pursuant to Clause 2.1(v) in Article 8.

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1.8	The Buyer may (but shall not be obliged to) identify in the list described in Clause 1.5(ii) any Defects which are known by the Buyer to exist in the Ship at the time that the Ship is accepted, and all such Defects (whether or not identified or otherwise noted), shall thereafter be deemed to be, and shall be treated as, Defects arising and reported during the Guarantee Period.

1.9	The Buyer shall be afforded five (5) days free of any wharfage or any other charge, and up to three (3) further days at the usual wharfage fee charged by the relevant port authority, within which to remove the Ship from her point of delivery.

1.10	Lubricating oil left in storage tanks, and diesel and fuel oil remaining on board, at delivery of the Ship shall be inventoried by the Builder and the Buyer shall pay for them at the Builder’s actual cost price provided that the Builder shall remove all waste-oil and sludge from the Ship at the Builder’s risk and expense prior to delivery.

1.11	In every instance in which a right or obligation or the computation of any period of time under this Contract is in any manner or to any extent dependent upon delivery of the Ship, delivery shall not be deemed to have occurred unless and until the Ship and the related Delivery Documents have been accepted by the Buyer under this Clause 1.

1.12	Acceptance of the Ship and the related Delivery Documents by the Buyer under this Clause 1:

(i)	shall signify that the Buyer has taken possession and the risk of loss of the Ship and the related Delivery Documents as of the time and date set out in the protocol of delivery and acceptance and that the Builder may terminate the Insurances; and

(ii)	shall not be deemed to constitute a waiver of or otherwise prejudice any of the Buyer’s rights under Clause 2 with respect to any Defect, whether known or unknown, and whether or not noted in any document delivered in connection with delivery and acceptance of the Ship, which may exist in the Ship at the time it is accepted by the Buyer, and any such Defect may be reported to, and shall be corrected at the sole and direct risk and expense of, the Builder as provided in Clause 2.

2.	GUARANTEE

2.1	Subject to the provisions of this Clause 2, the Builder guarantees:

(i)	the Ship’s main engines and certain components of the azipod system (namely: the pod, the converter, trafo and main switchboard parts) against all Defects for the period of seven hundred and thirty (730) days; and

(ii)	the Ship and all other Parts against all Defects for the period of three hundred and sixty five (365) days,

(subject to any extension thereof as provided for in this Clause 2) from the date of the Ship’s actual delivery to the Buyer under Article 7 (the “Guarantee Period”).

2.2	In calculating the length of the Guarantee Period there shall be excluded any day(s) during which the Ship is prevented from entering or is taken out of service solely on account of any Defect in the Ship or in any Part for which the Builder is responsible under this Clause 2.

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2.3	Where any Defect in the Ship or any Part (including the main engines or azipod system as defined in subclause 2.1(i) above) is corrected during or after the Guarantee Period, the Builder’s guarantee under this Clause 2 shall apply to such correction for the longer of three hundred and sixty five (365) days from the date on which the correction was completed and the end of the relevant period specified in subclause 2.1(i) and 2.1(ii) above so that the Guarantee Period for the items referred to in subclause 2.1(i) shall not exceed one thousand and ninety five (1095) days and the Guaranteed Period for the items referred to in subclause 2.1(ii) shall not exceed seven hundred and thirty (730) days.

2.4	If any corrective works made or agreed to be made during or after the Guarantee Period (or any extension thereof under Clause 2.3) indicate any recurring Defect, the Builder shall:

(i)	investigate the same on the basis of a potential design Defect; and

(ii)	ascertain the source of such recurring Defect and notify the Buyer thereof; and

(iii)	correct such recurring Defect, and the source thereof, in order to avoid a continuation or repetition of such recurring Defect.

2.5	The Builder shall not be responsible for the correction of any Defect if it is due to:

(i)	perils of the sea, accident (but excluding any accident caused by any Defect), negligence (but excluding negligence on the part of the Builder), or improper maintenance or handling (including, without limitation, overloading) of the Ship or any Parts; or

(ii)	use of fuels or lubricants not recommended by the relevant manufacturer; or

(iii)	ordinary wear and tear; or

(iv)	any fault in (or caused by) any Buyer’s Supplies which were properly (a) received, (b) handled, (c) installed or incorporated in, (d) stowed on, or (e) otherwise delivered with the Ship by the Builder in accordance with all of the requirements of this Contract, the Plans and the Specification.

2.6	The Buyer shall give written notice to the Builder as soon as possible and in any event within fourteen (14) days after the discovery of any Defect for which a claim is made under this Clause 2 and, a copy of each such notice shall also be given to the guarantee engineer, who shall acknowledge receipt by his signature thereof. The Buyer’s notice shall give full details (so far as possible) as to the nature of the Defect and the extent of any damage caused thereby.

2.7	Within thirty (30) days after the end of the Guarantee Period, the Buyer (in consultation with the guarantee engineer) will draw up, and send to the Builder, a list identifying every Defect for which a claim is to be made under this Clause 2 provided that this Clause 2.7 will not preclude the Buyer from giving notice to the Builder of, and making claims in respect of, any Defect which is covered by the Builder’s guarantee under Clause 2.3.

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2.8	Each Defect will be corrected by the Builder as soon as reasonably practicable (and shall be scheduled so as to minimise disruption to the Ship’s service and the availability of cabins, public rooms and areas, and other passenger facilities) or, at the Buyer’s option, under the instruction or supervision of the Builder at a suitably qualified shipyard or workshop selected by the Buyer and approved by the Builder (such approval not to be unreasonably withheld or delayed), and in each case the Builder shall bear and pay:

(i)	the cost of all equipment, parts and materials required to correct the Defect (including, without limitation, the cost of delivering the same to the selected shipyard or workshop by airfreight if the Buyer reasonably so requires, and the cost of returning any defective equipment, parts and materials);

(ii)	the cost of all labour required to correct the Defect including, without limitation, the expenses of independent contractors in travelling to the Ship;

(iii)	the cost of any necessary underwater inspection of the Ship by divers; and

(iv)	where the Ship is drydocked solely on account of the need to investigate or correct any Defect in the Ship’s external underwater parts at any time before the Ship’s first scheduled drydocking after delivery, the fuel costs of taking the Ship from her berth to the nearest available dry-dock and vice versa, the drydocking costs and the costs of correcting any such Defect.

For the avoidance of doubt, in view of the intended area of the Ship’s operation during the Guarantee Period, the Builder will not be entitled to require the Ship to be returned to any of the Builder’s facilities for the correction of any Defects.

2.9	Where the Buyer discovers any Defect which (in the reasonable opinion of the Buyer) requires correction on an urgent basis, the Buyer will (acting in good faith) give such notice to the Builder as is practicable in the circumstances then prevailing (the intention being that the Builder shall have a reasonable opportunity to obtain necessary remedial instructions from the relevant sub-contractor(s) and to relay such instructions to the Buyer) and thereafter the necessary corrective works may be carried out by the Ship’s crew or, if practicable having regard to the degree of urgency, by the nearest suitably qualified shipyard or workshop selected by the Buyer, and in each such case the Builder shall reimburse the Buyer for the costs described in Clause 2.8(i), (ii), (iii) and (iv) above.

2.10	At the Buyer’s request from time to time within the period commencing on delivery of the Ship and ending with final completion of all corrective works to be made by the Builder under this Clause 2, the Builder will:

(i)	assign to the Buyer, to the fullest extent possible and without any charge to the Buyer, that part of every warranty or guarantee made or given by any sub-contractor with respect to any design, workmanship or Part which extends beyond the Guarantee Period or which is otherwise more favourable to the Buyer than the guarantee of the Builder under this Clause 2; or

(ii)	if it is not possible fully and effectively to assign the relevant part of any such warranty or guarantee, hold and enforce the relevant warranty and guarantee as trustee and agent for the Buyer and promptly account to the Buyer for all monies received in or pursuant to the holding or enforcement of any such warranty or guarantee.

2.11	The Builder shall, at its sole risk and expense (except for the cost of suitable accommodation and food on board the Ship which shall be supplied free of charge by the Buyer), employ and

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place a suitably qualified and experienced English-speaking guarantee engineer acceptable to the Buyer on board the Ship for the first three hundred and sixty (365 days) from delivery and thereafter as necessary until the Builder has corrected every Defect to which this Clause 2 applies. If the Builder should so request at delivery, the Buyer will also make one double cabin available for a second guarantee engineer and/or fitters for up to three (3) months after delivery. In addition, if during the Guarantee Period referred to in Clause 2.1(i), there are any Defects relating to the engines or the azipod system the Builder shall arrange (on the same basis as is set out above) for a guarantee engineer to attend on board the Ship as and when required by the Buyer.

2.12	If:

(i)	any Defect in the Ship’s external underwater parts is discovered during the Guarantee Period or the period of thirty (30) days referred to in Clause 2.7; or

(ii)	any Defect in the Ship’s external underwater parts is discovered during the Ship’s first scheduled drydocking after delivery (which is to commence not later than thirty six (36) months after delivery provided that if the Ship is not drydocked within twenty four (24) months after delivery, the Buyer and the Builder will jointly make an in-water inspection of the Ship’s underwater parts within twenty four (24) months after delivery) and either the Builder accepts that the Defect arose during the Guarantee Period or the Builder is unable to prove that the Defect arose after the end of the Guarantee Period, the Builder shall be responsible for such Defect and the correction thereof in accordance with this Clause 2 provided that the Buyer shall bear and pay for the haul day and any drydocking costs incurred in the ordinary course of the Ship’s normal drydocking maintenance and the Builder, in addition to the costs of all necessary corrective works, shall bear and pay for such additional drydocking day(s) as may be required to correct such Defect.

2.13	Without prejudice to the Builder’s obligations and liabilities under the other provisions of this Clause 2, the Builder shall not be responsible for any loss or damage caused by any Defect except:

(i)	that, in addition to the other guarantee obligations specified in this Clause 2, the Builder shall be obliged to correct (or, as provided for in the preceding paragraphs of this Clause 2, pay for the correction of) any equipment or part of the Ship that is damaged as a direct result of any Defect covered by the Builder’s guarantee under this Clause 2;

(ii)	for any loss or damage directly caused by the Builder’s correction of any Defect;

(iii)	for any loss or damage directly caused by the wrongful refusal or failure of the Builder or its subcontractors to correct (or authorise the correction) of any Defect, and

(iv)

for any increase in premium or any loss of rebate incurred by the Buyer as a result of any claims being made on the Buyer’s insurance policies for the Ship in respect of any loss or damage referred to in this Clause 2.13

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provided always that the Builder’s maximum liability in respect of any claim made against it by the Buyer under this Clause 2.13 shall not exceed the sum of €1,032,777 (one million thirty two thousand seven hundred seventy seven euros) per Defect.

2.14	The Builder further guarantees the Ship against any latent Defects which the Buyer can demonstrate existed at the time of the Ship’s delivery to the Buyer but which were not apparent during the Guarantee Period. If the Buyer discovers any latent Defects after the expiry of the Guarantee Period, the Guarantee Period shall be deemed to be extended in respect of such Defects and the Builder shall be obliged to correct (or pay for the correction of) such Defects in accordance with the foregoing provisions of this Clause 2 provided always that:

(i)	the Buyer shall give written notice to the Builder as soon as possible (and in any event within fourteen (14) days) after the discovery of any latent Defect for which a claim is made under this Clause 2.14, and such notice shall give full details (so far as possible) of the nature of the latent Defect and the extent of any damage cause thereby;

(ii)	the Buyer shall have the burden of establishing that the Defect is a latent Defect within the meaning set out above, failing which the Builder shall have no liability in respect thereof;

(iii)	the Builder shall be under no obligation in respect of any latent Defect unless written notice thereof has been received by the Builder by midday (Papenburg time) on the day falling thirty six (36) months from the date of the Ship’s actual delivery to the Buyer; and

(iv)	the provisions of this sub Clause relating to latent Defects do not apply to paintings or coatings.

2.15	Subject to the other express provisions of this Contract, the Builder shall not be responsible for any loss of profit or other consequential losses suffered by the Buyer.

(End of Article 7)

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ARTICLE 8: CONTRACT PRICE AND PAYMENT TERMS

1.	CONTRACT PRICE

1.1	The Contract Price for the Ship:

(i)	shall be [*];

(ii)	is a fixed price and may be adjusted only in strict accordance with, and subject to, the express provisions of this Contract;

(iii)	includes a lump sum allowance (the “Buyer’s Allowance”) in the amount of [*] in respect of (a) Buyer’s Supplies from time to time purchased by or at the direction of the Buyer and (b) other costs from time to time expended by or at the direction of the Buyer in connection with construction of the Ship, which amount shall be paid by the Builder to the Buyer in accordance with Clause 2.8 below; and

(iv)	the Contract Price includes a provision for cost savings in the amount of [*] (the “Target Saving”) to be agreed upon between the Builder and the Buyer by November 1, 2012. Any such agreed cost savings are to be handled as an AOM. If and to the extent that the Builder and a Buyer are not able to agree on cost savings in the amount of the Target Saving by such date, the Contract Price shall be increased (but without application of any contractual or other profit margin for the Builder) by the difference between the amount of the cost savings agreed between the parties and the amount of the Target Saving.

1.2	For the avoidance of doubt, the Contract Price includes:

(i)	the cost of the Ship, completed in accordance with the requirements of this Contract;

(ii)	the cost of all building work and the cost of all tests and trials of the Ship to be performed by, or on behalf of, the Builder;

(iii)	the cost of procuring the classification notation for the Ship, and of obtaining all certificates and other documents which are required to be delivered pursuant to this Contract; and

(iv)	all other costs and expenses of the Builder as provided for herein or otherwise incurred by the Builder unless expressly provided for in this Contract as being for the Buyer’s account.

1.3	No commission of any kind whatsoever is or will be payable (whether directly or indirectly) by or to any person in relation to or in connection with this Contract or any of the business transactions described in or contemplated by this Contract.

2.	PAYMENTS

2.1	Payment of the Contract Price shall be made to the Builder as follows:

(i)

[*], within [*] after the date on which the Buyer confirms this Contract under Clause 16.5(a) in Article 14 or is deemed to have done so under Clause 16.6 of Article 14, or by [*] if either the Buyer confirms this Contract under Clause 16.5(b) of Article 14

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and subsequently the Buyer does not exercise its right under Clause 16.2 of Article 14 to cancel this Contract or Clauses 16.4 to 16.6 of Article 14 are not applicable and the Buyer does not exercise its right under Clause 16.2 of Article 14 to cancel this Contract;

(ii)	[*], on the date falling [*] before the Delivery Date;

(iii)	[*], on the date falling [*] before the Delivery Date;

(iv)	[*], on the date falling [*] before the Delivery Date or (if later) the date expressly agreed in writing by the parties, or determined by an Expert appointed under Article 13 Clause 1.2, to be the date on which the Ship is expected to be ready for delivery in accordance with this Contract; and

(v)	the balance of the Contract Price, on delivery of the Ship and the Delivery Documents to, and their acceptance by, the Buyer in accordance with the provisions of this Contract.

2.2	The Builder shall by not less than fourteen (14) days advance written notice advise the Buyer of the date upon which each of the payments referred to sub-clauses 2.1(ii) to (iv) shall become due and payable and, in addition, the notice given in relation to sub-clause 2.1(v) will show (in reasonable detail and on an open-book basis) the Builder’s calculation of the balance of the Contract Price payable on delivery of the Ship and, in particular, the amounts of any reductions in or additions to the Contract Price occasioned by the terms and conditions of this Contract.

2.3	The Buyer’s obligations to make the payments referred to in sub-clauses 2.1(i) to (iv) shall, in the case of each such payment, be subject to and conditional upon the Buyer’s receipt of:

(i)	the Builder’s invoice for the relevant payment;

(ii)	an irrevocable guarantee for the relevant payment in the form of two refund guarantees, the first to be in respect of the amount of the relevant instalment minus the relevant amount of the Buyer’s Allowance under Clause 2.8 (the “Refund Guarantee”), and the second to be in respect of the relevant amount of the Buyer’s Allowance (the “Buyer’s Allowance Refund Guarantee), each to be issued in favour of the Buyer by a refund guarantor (“Refund Guarantor”) which qualifies as an Acceptable Issuer securing the refund to the Buyer of the relevant payment together with interest thereon at the relevant rate calculated from the date of the Builder’s receipt of such payment to the date of the Buyer’s receipt of the refund, and each such guarantee to be in the terms of the draft set out in Schedule 2 (A) or (as applicable) Schedule 2 (B) or in such other terms as the Buyer, acting reasonably, may approve; and

(iii)	a list of authorized signatures or equivalent evidence of the authority of the person(s) signing the guarantee on behalf of the Relevant Refund Guarantor.

The Buyer’s obligation to make the payment referred to in sub-clause 2.1 (v) shall be subject to and conditional upon the Buyer’s receipt of the Builder’s invoice for the relevant payment and the Builder’s performance of the other delivery-related obligations provided for in this Contract.

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2.4	The other payments from time to time due under this Contract shall be made as follows:

(i)	payment or credits for any modification(s) pursuant to Article 3 and/or any other amount(s) accruing prior to delivery (but for which no specific date is stipulated in this Contract) shall be made simultaneously with delivery of the Ship, and the amount(s) thereof shall be shown in the invoice to be issued and delivered by the Builder in respect of the Contract Price payment referred to in Clause 2.1(v);

(ii)	any amount for which a specific payment date is stipulated in this Contract shall be paid on such date; and

(iii)	for any amount accruing after delivery in respect of a defect, payment shall be made as follows:

(a)	if the parties agree that the defect in question is a Defect, not later than fifteen (15) days after the Builder’s receipt of an invoice for the Defect remedied pursuant to Clause 2 in Article 7; or

(c)	if there is a Dispute as to whether the defect is a Defect on the date on which it is finally determined or adjudged to be a Defect under Article 13, together with interest thereon at the relevant rate calculated from the date of the Builder’s receipt of an invoice for the Defect remedied pursuant to Clause 2 in Article 7 up to and including the date of the Buyer’s receipt of the relevant amount.

2.5	Every amount from time to time due under this Contract but unpaid for longer than seven (7) days from (and excluding) the due date shall bear interest at the relevant rate from the due date up to and including the date of receipt by the party to which the amount is owed.

2.6	All amounts payable to the Builder under this Contract shall be paid directly to the Builder’s Account, and payment shall be fulfilled upon irrevocable credit to such account. The Builder and the Buyer shall consult with each other about the mode of payment with a view to reducing the amount of any applicable bank transfer charges.

2.7	All payments made by the Buyer to the Builder before delivery and acceptance of the Ship shall be in the nature of advances to the Builder. Payments made by the Buyer shall not be construed as a waiver of the Buyer’s rights subsequently to object to any of such payments or the underlying invoices issued by the Builder.

2.8	The Buyer’s Allowance shall be accounted for and paid by the Builder as follows:

(i)	Upon its receipt of the first instalment of the Contract Price the Builder shall immediately pay to the Buyer the sum of [*]. Upon the Buyer’s receipt of this payment, the Buyer shall return the Buyer’s Allowance Refund Guarantee to the Builder.

(ii)	Upon its receipt of the second instalment of the Contract Price the Builder shall immediately pay to the Buyer the sum of [*]. Upon the Buyer’s receipt of this payment, the Buyer shall return the Buyer’s Allowance Refund Guarantee to the Builder.

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(iii)	Upon its receipt of the third instalment of the Contract Price the Builder shall immediately pay to the Buyer the sum of [*]. Upon the Buyer’s receipt of this payment, the Buyer shall return the Buyer’s Allowance Refund Guarantee to the Builder.

(iv)	Upon its receipt of the fourth instalment of the Contract Price the Builder shall immediately pay to the buyer the sum of [*]. Upon the Buyer’s receipt of this payment, the Buyer shall return the Buyer’s Allowance Refund Guarantee to the Builder.

(v)	For each of the payments referred to in paragraphs (i) to (iv) above, the Buyer shall provide the Builder with a corresponding invoice. In each case, the invoice shall not require any specific explanation of paid or planned expenditures.

(vi)	At delivery of the Ship the Builder shall apply the balance of the Buyer’s Allowance, in the amount of [*], in or towards payment of any sums due to the Builder at delivery in respect of agreed modification costs.

(vii)	At delivery of the Ship the Buyer shall provide the Builder with a written statement (in such form as the Builder may reasonably request) signed by two directors or other authorized officers of the Buyer and describing the categories of items ordered by or on behalf of the Buyer, and the other expenditures made or to be made in respect of orders placed by or on behalf of the Buyer, the total value of each such category and the aggregate total value of such orders in respect of which the Buyer’s Allowance has been applied during the construction period or is to be applied using the amounts referred to in paragraphs (i) to (iv) above and any remainder amount referred to in paragraph (viii) below.

(viii)	If any part of the Buyer’s Allowance remains after the application referred to in paragraph (vi) above, at delivery of the Ship the relevant remainder amount shall, upon the Builder’s receipt of the instalment of the Contract Price due at delivery, be paid by the Builder to the Buyer by way of a refund of the unutilized portion of the Buyer’s Allowance, and the Buyer shall provide the Builder with a corresponding invoice for such payment.

2.9	All fees, costs and other charges whatsoever arising in connection with:

(i)	each guarantee issued under Clause 2.3 (including, without limitation, fees and other costs or charges payable to the relevant bank(s) and/or insurance company(ies) in respect of the issuance and maintenance thereof) shall be borne and paid by the Builder; and

(ii)	any payment made under this Contract shall be borne and paid by the paying party provided that any fees, costs or other charges levied by the receiving party’s bank(s) (including correspondent banks, whether in Germany or elsewhere) shall be borne and paid by that party.

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2.10	The euro is the currency of account and payment for each and every sum at any time due from either party to the other under or in connection with this Contract.

(End of Article 8)

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ARTICLE 9: TERMINATION

1.	TERMINATION BY BUILDER

1.1	Each of the following events shall be a “Builder Termination Event” for the purposes of this Contract:

(i)	if, without due cause, the Buyer fails to pay any part of the Contract Price under any of Clauses 2.1 (i), (ii), (iii), or (iv) in Article 8 on the due date for such payment and such failure is not remedied within fifteen (15) working days after the receipt by the Buyer of a written notice from the Builder notifying the Buyer of such failure and requesting remedial action; or

(ii)	if, without due cause, the Buyer fails to accept delivery of (and pay the balance of the Contract Price for) the Ship within three (3) working days after the Ship and the related Delivery Documents have been duly tendered for delivery by the Builder in conformity with this Contract; or

(iii)	if any of the following events or circumstances shall occur before the Buyer has accepted delivery of the Ship and paid the balance of the Contract Price (a) a final order shall be made or an effective resolution shall be passed for the winding up of either the Buyer or NCLC (otherwise than by a members’ voluntary winding up for the purpose of an amalgamation or reconstruction on terms previously approved by the Builder, which approval shall not be unreasonably withheld or delayed), or (b) a receiver shall be appointed in respect of the whole or a substantial part of the undertaking of either the Buyer or NCLC, or (c) either the Buyer or NCLC shall suspend the payment of its debts, or (d) either the Buyer or NCLC shall make an arrangement or composition with its creditors generally or (e) either the Buyer or NCLC shall apply to any court for protection from its creditors generally or (f) either the Buyer or NCLC shall be unable, or shall admit its inability, to pay its debts as they fall due or shall become or shall be declared insolvent under any applicable law or (g) any distress, execution, attachment or other process shall affect the whole or any substantial part of the Buyer’s business and assets and shall remain undischarged for a period exceeding 21 (twenty one) days or (h) the whole or a substantial part of the assets and business of either the Buyer or NCLC shall be subject to Compulsory Acquisition by the Bermudian government or any agency thereof for a period exceeding 30 (thirty) days or (i) anything analogous to or having a substantially similar effect to any of the events specified in (a) to (h) shall occur under the laws of any applicable jurisdiction.

1.2	At any time after a Builder Termination Event shall have occurred and be continuing, the Builder may, by notice to the Buyer, terminate this Contract whereupon:

(i)	title in the Buyer’s Supplies owned by the Buyer which have been installed or incorporated in the Ship before termination, shall pass to the Builder; and

(ii)	the Builder shall retain and apply (in the manner provided for in Clause 1.3) all payments previously made by the Buyer to the Builder under this Contract.

1.3	If the Builder terminates this Contract under Clause 1.2, the Builder shall endeavour to obtain the best market price reasonably obtainable for the Ship, the Parts and the Buyer’s

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Supplies referred to in Clause 1.2 (i) by sale at public auction or tender or private sale, and shall apply the proceeds of sale (after deducting the necessary expenses of sale including the reasonable costs of completing the Ship for sale) and all amounts retained by the Builder under Clause 1.2 (ii) plus a credit for the value of Buyer’s Supplies previously delivered by the Buyer and either retained by the Builder or its subcontractors or sold by any of them, as follows:

(i)	firstly, in satisfaction of the balance due to the Builder under this Contract being (a) where the Ship is completed in accordance with this Contract and then sold, the unpaid parts of the Contract Price, or (b) where the Ship is sold in an uncompleted state, that proportion of the unpaid parts of the Contract Price which is required to reimburse the Builder’s costs of the building work up to the cessation of such work, and (c) all other amounts payable by the Buyer to the Builder under the provisions of this Contract as at the date of termination; and

(ii)	secondly, in payment of the Builder’s proved loss directly resulting from the Buyer’s default; and

(iii)	thirdly, in payment of any remaining balance to the Buyer,

provided that if the total of such proceeds of sale, such retained amounts and such credit shall be less than the balance due to the Builder under paragraphs (i) and (ii) of this Clause 1.3, the difference shall be paid by the Buyer to the Builder.

2.	TERMINATION BY BUYER

2.1	Each of the following events shall be a “Buyer Termination Event” for the purposes of this Contract:

(i)	if (a) at any time the construction of the Ship is suspended for a period of more than thirty (30) days in circumstances where the Builder would not be entitled to claim an extension of the Delivery Date under Clause 1 of Article 5 and the Buyer reasonably believes that the Builder will not be able to recover the lost time or (b) delivery has not been made, or it can with reasonable certainty be anticipated that delivery will not be made, for whatever reason or combination of reasons (excepting only one or more independent defaults by the Buyer), by the date falling 240 (two hundred and forty) days from the calendar date determined pursuant to Clause 1.1 of Article 7;

(ii)	if the Buyer becomes entitled to terminate this Contract under any of Clauses 2.3, 2.7, 2.8, 2.12, 2.16, or 2.17 in Article 6;

(iii)	if the Builder commits a material breach of any of its obligations under this Contract (including, without limitation, its obligations with respect to the achievement of Milestones) and fails to remedy any such breach within 30 (thirty) days after receipt of written notice from the Buyer requesting remedial action;

(iv)	if the Builder removes the Ship from the Shipyard, or if it assigns or transfers any of its rights or obligations under this Contract, or if it subcontracts the whole or any major part of the building work, except as expressly permitted by this Contract;

(v)	if (a) any guarantee issued in favour of the Buyer under this Contract, or the security thereby given, is or becomes wholly or partially invalid, ineffective or

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unenforceable or (b) any of the circumstances or events referred to in Clause 2.1 (vii) (a) to (f) affect any Refund Guarantor, unless the Builder replaces any such guarantee with a new guarantee which complies with Clause 2.3(ii) of Article 8 issued by a new Refund Guarantor that is an Acceptable Issuer within 28 (twenty eight) days after receipt of written notice from the Buyer requiring such replacement; or

(vi)	if either (a) the Builder shall fail at any time to effect or maintain the Insurances, or any insurer shall avoid or cancel the Insurances or the Builder shall commit any breach of or make any misrepresentation in respect of the Insurances the result of which is to entitle the insurers to avoid the cover or otherwise to be excused or released from any or all of their liabilities thereunder, or (b) any of the Insurances shall cease for any reason whatsoever to be in full force and effect, unless the Insurances are re-instated or reconstituted in a manner meeting the requirements of this Contract within seven (7) days; or

(vii)	if (a) a final order shall be made or an effective resolution shall be passed for the winding up of the Builder (otherwise than by a members’ voluntary winding up for the purposes of amalgamation or reconstruction on terms previously approved by the Buyer, which approval shall not be unreasonably withheld or delayed), or (b) a receiver shall be appointed in respect of the whole or a substantial part of the undertaking of the Builder, or (c) the Builder shall suspend the payment of its debts, or (d) the Builder shall make an arrangement or composition with its creditors generally, or (e) the Builder shall apply to any court for protection from its creditors generally, or (f) the Builder any Refund Guarantor shall be unable, or shall admit its inability, to pay its debts as they fall due or it shall become or shall be declared insolvent under any applicable law, or (g) any distress, execution, attachment or other process shall affect the whole or any substantial part of the Builder’s business or assets and shall remain undischarged for a period exceeding 21 (twenty one) days, or (h) the Ship or the whole or any substantial part of the Builder’s business or assets shall be subject to Compulsory Acquisition by the German government or any agency thereof for a period exceeding 30 (thirty) days or (i) anything analogous to or having a substantially similar effect to any of the events specified in (a) to (h) above shall occur under the laws of any applicable jurisdiction.

2.2	At any time after a Buyer Termination Event shall have occurred and be continuing the Buyer may, by notice to the Builder, terminate this Contract and thereafter:

(i)	the Buyer may retain and/or claim from the Builder (which shall immediately pay to the Buyer) all liquidated damages paid or payable by the Builder to the Buyer under Clauses 2.14 to 2.18 in Article 6; and

(ii)	the Buyer may also claim from the Builder (which shall immediately refund to the Buyer) the aggregate of (a) all payments previously made by the Buyer to the Builder under this Contract together with interest thereon at the relevant rate calculated from the date upon which the Builder received each such payment to the date on which the refund is received by the Buyer, (b) the return of any Buyer’s Supplies which have not been built into or installed on or in the Ship or which may be removed from the Ship, the Shipyard or other place(s) where they are stored and the Buyer’s Supply Costs for all other Buyer’s Supplies, and (c) all other amounts payable by the Builder to the Buyer under the provisions of this Contract at the date of termination; and

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(iii)	if the Buyer’s right to terminate this Contract (whether under Articles 4 and/or 9 or otherwise) becomes exercisable as a result of any negligence or wilful misconduct on the part of the Builder the Buyer shall, in addition to the payments referred to in sub-clauses 2.2(i) and (ii), be entitled to the proved loss directly resulting from the Builder’s default.

2.3	If the Buyer elects to terminate this Contract under Clause 2.2 the Buyer may (at any time thereafter) elect to take title and possession of the Ship in its then state together with the Buyer’s Supplies and all plans, machinery, equipment and other Parts appropriated or allocated to the Ship, and to complete the Ship at the Shipyard (without being liable to the Builder for rent or other claims) or, in the Buyer’s option, at another shipyard.

2.4	If the Buyer elects to take title and possession of the Ship under Clause 2.3 it may enter into one or more contracts with other parties to complete the Ship at the Shipyard or elsewhere and for such purposes the Buyer may remove the Ship together with the Buyer’s Supplies and all equipment and other Parts appropriated or allocated to, or ordered for the Ship or, alternatively, it may use (to the extent it sees fit) any of the Shipyard facilities, plant, machinery, tools and all equipment and other Parts appropriated or allocated to, or ordered for, the Ship and in either case the Builder shall release (and, as necessary, procure the release of) the same to the Buyer free from all claims (including claims for rent) and encumbrances whatsoever against payment to the Builder of the unpaid balance of the Contract Price less the aggregate of:

(i)	the payments, refunds and other amounts referred to in Clause 2.2 (i), (ii) and (iii); and

(ii)	the Buyer’s good faith estimate of the costs that it will incur in (a) moving the Ship (and the Buyer’s Supplies and all related equipment and other Parts) to another shipyard and in having the Ship completed at such other shipyard or (b) in completing the Ship at the Shipyard.

2.5	If the Buyer elects to take title and possession in the Ship under Clauses 2.3 and 2.4 the Builder will, at the Buyer’s direction from time to time, arrange for the following steps to be taken as soon as may be practicable:

(i)	the execution of all works and other steps required to permit the Ship, the Parts and the Buyer’s supplies to be removed by the Buyer in an orderly and safe manner;

(ii)	the removal from the Ship of all employees and other representatives of the Builder and its subcontractors;

(iii)	the delivery to the Buyer of the Ship, the Parts, the Buyer’s Supplies, all completed and partially completed portions of the building work, and all documents and other data required by the Buyer in connection with the building work previously done or the work to be done in order to complete the construction of the Ship;

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(iv)	the vesting in the Buyer of all rights of the Builder under and in connection with the subcontracts and supply contracts made by the Builder in relation to the construction of the Ship; and

(v)	the provision to the Buyer and its contractors of all such other assistance as may be required to enable the Buyer to remove the Ship, the Parts and the Buyer’s Supplies.

3.	TERMINATION BY EITHER PARTY

3.1	Any event entitling a party to terminate this Contract in accordance with its express provisions shall constitute (as the case may be) either a repudiatory breach of, or breach of condition by the other party under, this Contract or an agreed terminating event the occurrence of which will (in any such case) entitle the relevant party to terminate this Contract and recover the amounts provided for in this Contract either as liquidated damages or as agreed sums deductible or payable on the occurrence of such event.

3.2	The Builder’s receipt of all payments to be made by the Buyer under Clause 1.3 or, as the case may be, the Buyer’s receipt of all payments to be made by the Builder and the Builder’s performance of all other obligations to be performed by it under Clauses 2.2 to 2.5 shall discharge all obligations and liabilities of each of the parties to the other under this Contract save for any obligations and liabilities of either party arising under any of the provisions of: Article 4, Clause 3; Article 10, Clause 2; Article 11; Article 12; or Article 14, Clause 4.

(End of Article 9)

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ARTICLE 10: BUILDER’S REPRESENTATIONS, COVENANTS AND INDEMNITIES

1.	REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1	The Builder acknowledges that the Buyer has entered into this Contract in full reliance on the representations set out in Clauses 1.2 and 1.3 and the Builder warrants that the statements contained in those Clauses are in all respects true and accurate.

1.2	Each party (in either case, the “warrantor”) represents and warrants to the other party that:

(i)	all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Contract and (b) to ensure that the obligations expressed to be assumed by it in this Contract are legal, valid and binding have been done, fulfilled and performed; and

(ii)	no legal proceedings have been started or (to the best of the warrantor’s knowledge and belief) threatened which might have a material adverse effect on the warrantor’s ability to perform its obligations under this Contract.

1.3	The Builder further represents and warrants to the Buyer:

(i)	that neither the execution of this Contract nor the exercise by the Builder of its rights and performance of its obligations under this Contract will result in any breach of any German or European Community law, regulation, rule, directive or treaty;

(ii)	neither the Builder nor (to the best of the Builder’s knowledge, information or belief) any other person has (whether directly or indirectly) offered or paid or agreed to pay or give commission of any kind whatsoever in relation to or in connection with this Contract or any of the business transactions described in or contemplated by this Contract; and

(iii)	that it shall obtain, comply with the terms of and do all that is necessary to maintain in full force and effect all authorisations, approvals, licences and consents required in or by the laws, regulations, rules, directives and treaties of Germany and the European Community to enable it lawfully to enter into and perform its obligations under this Contract.

2.	INDEMNITIES

2.1	The Builder shall indemnify fully, hold harmless and defend the Buyer and the other protected parties from and against all Losses which any of them may sustain or incur in respect of any personal injuries or other harm to or death of any person(s) or any damage to, or loss or destruction of, any property of any person(s), and which arise out of:

(i)

any acts, omissions or defaults on the part of (a) the Builder and/or (b) any of the Builder’s subcontractors and/or (c) any of the respective officers, employees, workmen, agents or other representatives of the Builder or its subcontractors provided that this indemnity shall not (aa) extend to any Losses to the extent they are caused by the negligence or wilful misconduct of the Buyer or any other of the protected parties or (bb) apply to any claim arising out of injury, harm, death,

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damage, loss or destruction sustained after delivery of the Ship unless any such claim arises out of injury, harm, death, damage, loss or destruction sustained before delivery for which the Builder is responsible; and

(ii)	any representation made by the Builder in Clause 1.3 proving (at any time before or after the date hereof) to be untrue, inaccurate or misleading in any material respect.

(End of Article 10)

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ARTICLE 11: INTELLECTUAL PROPERTY RIGHTS

1.	PATENTS, TRADE MARKS AND COPYRIGHTS

1.1	The Builder shall procure all such approvals and licenses, and pay all such royalties, licence fees or other similar charges, on or in connection with:

(i)	the Ship;

(ii)	any Parts (other than Buyer’s Supplies) installed or incorporated in, stowed on or otherwise delivered with the Ship;

(iii)	any part of the building work,

as may be necessary to ensure that the same are delivered to the Buyer and may be owned and operated by the Buyer (and its successors, assignees and counterparties) without infringement of any patent, patent right, copyright, trademark, trade secret or other intellectual property right.

1.2	The Builder shall indemnify fully, hold harmless and defend the Buyer and the other protected parties from and against all Losses which any of them may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with the Ship, the Parts (other than Buyer’s Supplies) or any part of the building work or the ownership or the proper use thereof by the Buyer provided that this indemnity shall not apply to any such infringement if the management of the Buyer or the management of any other protected party knew of the relevant infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Builder.

1.3	If by reason of any claim for which the Builder is responsible under this Clause 1:

(i)	the Ship or any Part (other than Buyer’s Supplies) shall be held to constitute an infringement of any patent, patent right, copyright, trademark, trade secret or other intellectual property right; or

(ii)	the Buyer’s free use and possession or quiet enjoyment of the Ship or any such Part shall be in any manner or to any extent disturbed, interfered with, limited, restricted or restrained (whether by reason of an actual or threatened arrest, detention or claim or as a result of any other encumbrance or for any other reasons whatsoever), the Builder shall, at its own expense, either promptly take all such steps as may be necessary fully to restore to the Buyer the free use and possession and quiet enjoyment of the Ship or such Part or, if the same can be done without material adverse affect on or delay to the Ship’s schedule, replace any infringing Part with a non-infringing Part which is satisfactory to the Buyer and/or the Classification Society and/or the Regulatory Authorities.

1.4

The Buyer shall indemnify fully, hold harmless and defend the Builder from and against all Losses which it may suffer or incur as a result of any actual or alleged infringement of any patents, patent rights, copyrights, trademarks, trade secrets or other intellectual property rights of any kind or nature on or in connection with any Buyer’s Supplies, plans, designs and engineering and design data supplied by the Buyer to the Builder under or in connection

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with this Contract provided that this indemnity shall not apply to any such infringement if the management of the Builder knew of the relevant infringement (at any time between the Effective Date and the date of actual delivery of the Ship) but failed to notify the Buyer.

2.	RIGHTS TO ENGINEERING AND DESIGN DATA

2.1	All plans, designs and engineering and design data supplied by the Buyer to the Builder which are the property of the Buyer shall remain the property of the Buyer and such plans, designs and engineering and design data may be used by the Builder only in such manner as is permitted by this Clause 2.

2.2	All plans, designs and engineering and design data supplied by the Builder to the Buyer which are the property of the Builder shall remain the property of the Builder and such plans, designs and engineering and design data may be used by the Buyer only in such manner as is permitted by this Clause 2.

2.3	The Builder hereby grants to the Buyer and each other member from time to time of the NCL Group an irrevocable, non exclusive, perpetual, royalty free, worldwide license to use the plans, designs, and engineering and design data referred to in Clause 2.2 in connection with the operation, maintenance, modification, redesign, refurbishment, repair, sale or other use of the Ship after delivery and such licence may be transferred to any charterer or other operator, to any manager or to any buyer of the Ship without the need to seek or obtain any consent from the Builder, its successors or assigns.

2.4	Each party shall take all reasonable precautions to maintain in confidence, and will not use or permit the use of (except as may be necessary for the purposes of the building work or as may be required during any legal proceedings or as otherwise may be required by law), any of the designs, plans and engineering and design data owned by the other party.

2.5	Nothing contained in this Contract shall be construed as transferring any patent, patent right, copyright, trademark, trade secret or other intellectual property right created or used in the performance of this Contract, all of which are hereby expressly reserved to the true and lawful owners thereof.

(End of Article 11)

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ARTICLE 12: TAXES AND CONTRACT EXPENSES

1.	TAXES

1.1	All taxes of any kind whatsoever and levied by whatsoever taxing authority arising out of or in connection with the making and execution of this Contract, the building of the Ship, the importation of any Parts (other than Buyer’s Supplies) into Germany or (if different) the country of any subcontractor or of the Delivery Port, the classification and delivery of the Ship, the sale and delivery of the Ship, payment of the Contract Price in Germany and the export of the Ship or any Parts from Germany or (if different) the country of any subcontractor or of the Delivery Port which is payable in Germany or (if different) in the country of any subcontractor or of the Delivery Port shall be borne and paid by the Builder and the Builder shall indemnify fully, hold harmless and defend the Buyer and all other protected parties from and against any Losses which any of them may suffer or incur in relation to any such tax.

1.2	All taxes of any kind whatsoever and levied by whatsoever taxing authority arising out of or in connection with the importation of any Buyer’s Supplies into Germany or (if different) the country of any subcontractor or of the Port of Delivery or the importation of the Ship or any Parts into the country of the Buyer shall be borne by the Buyer and the Buyer shall indemnify fully, hold harmless and defend the Builder from and against any Losses which the Builder may suffer or incur in relation to any such tax.

2.	CONTRACT EXPENSES

2.1	Each party shall bear and pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Contract.

2.2	Each party shall from time to time reimburse the other on demand for all costs and expenses (including fees of legal and other professional advisors) reasonably incurred by such other party in connection with the lawful enforcement of any of the rights of that party under this Agreement.

(End of Article 12)

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ARTICLE 13: DISPUTES, JURISDICTION, GOVERNING LAW AND NOTICES

1.	TECHNICAL DISPUTES

1.1	Except where a Dispute of a technical nature is determined by the Classification Society under Clause 4.2 in Article 1 or, as appropriate, by a Regulatory Authority under Clause 4.4 in Article 1, any Dispute of a technical nature arising before delivery of the Ship and which gives rise to issues purely of fact (including, without limitation, any dispute or difference of opinion relating to questions as to the existence, degree or extent of any alleged non-conformity of the Ship or any Part to the Contract, the Plans, the Specification, or the Rules) shall be referred to the Head Office of the Classification Society for its final decision provided that if the Head Office of the Classification Society declines to accept any such referral, or if either party reasonably considers that it is not appropriate to refer the Dispute in question to the Head Office of the Classification Society, the Dispute shall be referred to a mutually acceptable technical expert for his final decision.

1.2	The procedure applicable to the resolution of any Dispute of a technical nature (whether by the Classification Society or by a mutually agreed technical expert) shall be as follows:

(i)	the person or body to whom the Dispute is referred (the “Expert”, which term shall also apply to any substitute appointed by mutual agreement of the parties) shall be requested to make a final decision within 21 (twenty one) working days after it has accepted the appointment;

(ii)	within 10 (ten) working days after the Expert has confirmed to both parties that it has accepted the appointment, each party will send to the Expert (and simultaneously to the other party), by fax or registered courier, its submissions and supporting evidence in relation to the Dispute ;

(iii)	if a party fails to submit its submissions and supporting evidence within the time limit laid down in paragraph (ii), it shall be deemed to have admitted the correctness of the other party’s submissions;

(iv)	the Expert shall act as an expert and not as an arbitrator;

(v)	the decision of the Expert shall be final and binding on both parties; and

(vi)	the parties shall bear the Expert’s costs equally.

1.3	If within 10 (ten) working days after receipt by a party of a notice of a Dispute from the other party:

(i)	the Head Office of the Classification Society has failed to accept a referral pursuant to Clause 1.1; or

(ii)	a party reasonably considers that it is not appropriate to refer any Dispute of a technical nature to the Head Office of the Classification Society; or

(iii)	the parties have failed to agree upon the identity of a mutually acceptable technical expert and obtain written acceptance of its appointment,

the Dispute shall be determined in accordance with Clause 2.

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2.	JURISDICTION

2.1	Except where a Dispute is determined under Clause 1.1 and subject to the Buyer’s rights under Clause 3.4, the English courts shall have exclusive jurisdiction to settle and determine all Disputes.

2.2	Each party agrees that the English courts are the most appropriate and convenient courts to settle and determine Disputes and that accordingly no party will argue to the contrary; and each party hereby irrevocably submits itself to the jurisdiction of the English courts for the purposes of this Contract.

2.3	A judgment relating to this Contract that is given or enforceable by the English courts may be enforced without review in any other jurisdiction and each party waives all of its rights to apply for or require any such review.

2.4	Subject to Clause 1.4(vi) in Article 5, no Dispute shall entitle the Builder to cease or suspend any part of the building work or to withhold delivery of the Ship, nor shall any Dispute entitle the Buyer to withhold the payment of any part of the Contract Price due under any of Clauses 2.1(i), (ii), (iii), (iv) or (v) in Article 8 beyond the relevant due date for payment provided that nothing in this provision shall prejudice any right which:

(i)	the Builder may have to retain possession of the Ship on account of non-payment of the Contract Price; or

(ii)	the Buyer may have to dispute the due date for payment of any part of the Contract Price under Clause 2.1(v) in Article 8.

2.5	For the avoidance of doubt, if any Dispute arises before delivery of the Ship and is referred for determination under any of the provisions of Clauses 1 or 2 hereof, the Builder shall not be entitled to dispose of the Ship pending the final determination of such Dispute.

3.	GOVERNING LAW

3.1	This Contract is governed by and shall be construed in accordance with English law without giving effect to any principles of conflicts of laws.

3.2	Each party irrevocably agrees to appoint, and to maintain, an agent for service of process in London in relation to any proceedings before the English courts in connection with this Contract. In addition, each party agrees that no neglect or default by its agent, including any failure by it to notify the relevant party of any proceedings or process, will invalidate the proceedings or process concerned or any judgment.

3.3	Without prejudice to any other mode of service allowed under any relevant law, service of any proceedings or process or judgment issued out of, or made or granted by, the English courts may be served by being delivered to the last known address in London of the agent for service of process of the relevant party or to the relevant party itself at the address for such party set out in Clause 4.

3.4	The Buyer reserves the right to proceed under this Contract against the Builder in the German state courts for interlocutory relief (einstweiliger Rechtsschutz).

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4.	NOTICES

4.1	Any notice or other communication made under or in connection with this Contract shall be in writing in the English language and shall be given to the addressee at the relevant address set out below or sent by email or fax to the relevant email address or fax number given below, marked for the attention of the relevant individual listed in the “Attention” lines set out below provided that all notices and communications relating to technical matters (including, without limitation, those concerning the approval of Plans and tests) shall be given to the Supervisor at the address set out in paragraph (ii) below or sent by email or fax to the email address or fax number specified in paragraph (ii) below.

(i)	if to the Buyer or NCLC, to Breakaway Four, Ltd. or NCLC c/o 7665 Corporate Centre Drive, Miami, Florida 33126

Attention: Mr Kevin Sheehan, President & CEO

Email: ksheehan@ncl.com

Fax: +1 305 436 4113

with a copy to: Mr Daniel S. Farkas, Sr. Vice President & General Counsel

Email: dfarkas@ncl.com

Fax: +1 305 436 4117

(ii)	if to the Supervisor, to the Supervisor c/o the Supervisor’s designated office at the Shipyard

Attention: Mr Christer Karlsson

Email: ckarlsson@ncl.com

Fax: +49 49 61 81 69 10

(iii)	if to the Builder, to: Meyer Werft GmbH Postfach 1555, D26855, Papenburg, Germany

Attention: Mr B. Meyer

Fax: +49 4961 814300

Email: bernard.meyer@meyerwerft.de

Attention: Mr T. Weigend

Fax: +49 4961 814279

Email: thomas.weigend@meyerwerft.de

or to such other person, address, email or fax as any party may (by not less than five (5) working days’ notice in writing) specify to the other.

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4.2	In the absence of evidence of earlier receipt, any notice or other communication shall be deemed to have been duly given:

(i)	if correctly addressed and marked for the attention of the appropriate individual and delivered personally, when left at the appropriate address of the addressee;

(ii)	if correctly addressed and marked for the attention of the appropriate individual and sent by pre-paid registered mail (or registered airmail if international) or courier, upon acknowledgement of receipt by return email; and

(iii)	if correctly addressed and marked for the attention of the appropriate individual and sent by email or fax to the correct address or number, upon acknowledgement of receipt by return email or fax.

(End of Article 13)

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ARTICLE 14: GENERAL MATTERS

1.	COMPUTATION OF TIME

1.1	Except as otherwise provided in this Contract, all periods of time shall be computed by including Saturdays, Sundays and holidays except that if any period terminates on:

(i)	any day which is not a working day in Miami or Papenburg (in the case of periods applicable to action by the Buyer); or

(ii)	any day which is not a working day in Papenburg (in the case of periods applicable to action by the Builder),

such	period shall be deemed to be extended to the next following working day in such place.

2.	ASSIGNMENTS

2.1	The Buyer may:

(i)	grant to its financiers of the Ship, or the other financiers of the NCL Group, assignments of (or other security interests in) this Contract, the Buyer’s rights in respect of the Insurances, and the guarantees issued by the Refund Guarantors;

(ii)	assign, novate or transfer this Contract to any member of the NCL Group or (with the prior approval of the Builder, which is not to be unreasonably withheld or delayed) to any other person whatsoever; and

(iii)	assign its rights under this Contract to any purchaser, bareboat charterer, lessee or other operator of the Ship.

Subject to Clause 13.3, the guarantee provided for in Clause 13.1 shall remain in full force and effect notwithstanding any such assignment, novation or transfer.

2.2	As and when so requested by the Buyer, the Builder will provide the Buyer’s financiers and permitted assignees with all such information and documentation as they may reasonably request without depriving the Builder of its rights and interest under this Contract.

2.3	The Builder shall not assign or novate or transfer, or purport to assign or novate or transfer, any of its rights or obligations under this Contract save that the Builder may assign its rights hereunder to its financiers for the Builder’s pre-delivery construction financing of the Ship.

3.	PARTIAL ILLEGALITY

3.1	If any provision of this Contract or the application thereof to any person or in any circumstances shall to any extent be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not prejudice the effectiveness of the remainder of this Contract or the application of such provision to other persons or in other circumstances and each other provision of this Contract shall be legal, valid and enforceable to the fullest extent permitted by law.

4.	CONFIDENTIALITY

4.1	After the date of this Contract, the parties will agree the terms and publication date(s) of press announcements in relation to the construction of the Ship.

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4.2	Save as provided in Clause 4.1, the parties shall treat as confidential and use all reasonable efforts to ensure that their respective agents, officers, employees, workmen, subcontractors, and other representatives treat as confidential, the provisions of this Contract provided that:

(i)	each party may, with the prior written consent of the other, disclose to any third party information relating to the matters referred to in this Clause 4.2; and

(ii)	each party shall be entitled to disclose any such information to their shareholders or prospective shareholders, financiers, auditors, legal advisors, other professional advisors or rating agencies (providing that such agencies are informed of the confidentiality restrictions relating to the information so disclosed), or to such extent as may from time to time be required by law or the rules or regulations of any applicable stock exchange or similar body provided that disclosure of sensitive commercial or technical data shall be made only when strictly necessary and then on a “need to know” basis.

5.	AMENDMENTS

5.1	No amendment, modification, supplement or other variation of this Contract, the Plans or the Specification shall be of any effect unless made in writing and signed by the Builder and the Buyer or their respective duly authorised representatives.

6.	NO WAIVER

6.1	No failure or delay on the part of either party in exercising any right, power or remedy under this Contract shall operate as a waiver thereof or a waiver of any other rights, powers or remedies nor shall any single or partial exercise of any such right power or remedy preclude any other or further exercise of any such right, power or remedy or the exercise any other right, power or remedy.

6.2	The respective rights, powers and remedies conferred on the parties by this Contract are cumulative and (save where the contrary is expressly stated) are in addition to (and not exclusive of) any rights, powers and remedies provided by law.

7.	CONSENTS

7.1	Subject to Clause 1.6 in Article 2, where any matter:

(i)	requires an instruction from the Buyer, a waiver by the Buyer or the approval, authority or consent of the Buyer any such instruction, waiver, approval, authority or consent shall not be deemed to have been given or to any extent effective unless it is given in writing by a duly authorised representative of the Buyer; and

(ii)	is required to be acceptable or satisfactory to the Buyer, the Buyer shall not be deemed to have accepted, or to be satisfied with such matter, unless its acceptance or satisfaction is communicated in writing to the Builder by a duly authorised representative of the Buyer.

8.	LANGUAGE

8.1	The official text of this Contract (and all plans, drawings, test and work schedules, reports, protocols, certificates, instruction booklets, notices, communications and other materials or documents to be drawn up, developed or supplied under this Contract) shall be in the English language.

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9.	MODELS

9.1	The Builder shall build and supply free of charge to the Buyer (and place on board the Ship at or before delivery) the models of the Ship described in section G6.5 of the Specification.

10.	COUNTERPARTS

10.1	This Contract may be executed in up to three (3) counterparts each of which when dated and signed by (or on behalf of) all three parties shall be an original, but all counterparts together shall constitute one and the same instrument.

11.	EFFECTIVE DATE

11.1	This Contract shall not have any legal effect whatsoever until the time on the date (the “Effective Date”) when all of the following conditions have been satisfied:

(i)	each party shall have received an original counterpart of this Contract, duly signed by the other party;

(ii)	the Buyer shall have confirmed in writing to the Builder that it has in its discretion approved: (a) the final version of the Specification, the Plans and the List of Suppliers; (b) certain warranty and other post-delivery support arrangements with certain key suppliers; (c) the form and terms of the Insurances; (d) the identity of the brokers and insurers; and (e) the identity of the intended first Refund Guarantor;

(iii)	NCLC shall have confirmed by written notice to the Builder that it has received the approval of (a) its existing lenders, and (b) its board of directors and its shareholders, for the transactions contemplated by this Contract;

(iv)	the Buyer and NCLC shall have confirmed by written notice to the Builder that they have arranged (on terms acceptable to each of them) pre and post delivery financings of the payments referred to in Clause 2 of Article 8; and

(v)	each party shall have (a) irrevocably appointed a process agent in London and (b) notified the other party in writing of the name and address of such agent.

11.2	[*]

11.3	[*]

11.4	[*]

12.	PROTECTED PARTIES

12.1	Any of the protected parties may enforce the terms of any provision of this Contract which purports to confer any rights on them, subject to and in accordance with the Contracts (Rights of Third Parties) Act 1999.

12.2	The Builder and the Buyer may at any time, by agreement between them, rescind this Contract or vary it without the consent of the protected parties.

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12.3	If any protected party becomes entitled to bring a claim against the Builder under or in respect of this Contract, the Buyer shall bring such claim against the Builder on behalf of the relevant protected party.

12.4	If any claim is made against the Builder by the Buyer on behalf of a protected party under Clause 12.3, the Builder shall only have available to it by way of defence any matter that would have been available to it by way of defence if the relevant protected party had been a party to this Contract.

12.5	Save as provided above the operation of the Contracts (Rights of Third Parties) Act 1999 is hereby excluded.

13.	GUARANTEE

13.1	NCLC hereby guarantees to the Builder the due and punctual performance of all the terms, conditions and covenants to be performed by the Buyer and agrees to pay to the Builder each sum of money which the Buyer is at any time liable to pay to the Builder under or pursuant to this Contract and which has become due and payable but has not been paid.

13.2	Neither the obligations of NCLC under the guarantee provided for in Clause 13.1 nor the rights, powers and remedies conferred on the Builder in respect of such guarantee shall be discharged or impaired by any act, circumstance, event or omission which (but for this Clause 13.2) might operate to discharge or impair any of the obligations, rights or remedies referred to above.

13.3	With the prior written approval of the Builder (which is not to be unreasonably withheld or delayed) NCLC may at any time be replaced as guarantor under this Contract by any person(s) inside or outside the NCL Group of at least equal financial standing.

14.	FAIR DEALING AND BUSINESS STANDARDS

14.1	Each party agrees: to use all reasonable efforts to make timely decisions in a speedy and effective way; to deal fairly with each other; and at all times to act in good faith. In this context, “good faith” includes, without limiting the duty of each party to cooperate with the other, a duty of honesty to the other party and a duty not to intentionally mislead the other party.

14.2	Each party, in performing its obligations under this Contract, shall maintain appropriate business standards, procedures, precautions and controls, including those necessary to avoid any real or apparent impropriety or adverse impact on the interests of the other party.

14.3	Each party shall implement (and shall ensure that its employees and other representatives comply with) a policy which prohibits the giving or receiving of any inappropriate favours, gifts, entertainment, payments, loans or other consideration of any kind directly or indirectly connected with this Contract or the work hereunder or any other activities that might influence individuals to act contrary to the best interests of their principal or applicable law.

14.4	Each party warrants and represents that all financial settlements, reports and billings rendered to the other party under or in connection with this Contract shall properly reflect the facts of all activities and transactions handled for the other party’s account and may be relied upon as being complete and accurate in any further recording or reporting made by such party or any other member of the corporate group to which such party belongs.

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14.5	No commission of any kind whatsoever is or will be payable (whether directly or indirectly) by or to the Builder in relation to or in connection with this Contract or any of the business transactions described in or contemplated by this Contract. Any breach of this Clause by the Builder may be treated by the Buyer as a material breach of the Builder’s obligations for the purposes of Article 9, Clause 2.1 (iii).

15.	PERMITTED CHANGES

15.1	The Builder agrees that notwithstanding any provision to the contrary in this Contract or the Specification or the Plans, without giving rise to any increase in the Contract Price or any other charge to the Buyer, or to any AOMs, the Buyer may make the changes referred to in this Clause 15 in relation to the Ship as compared with the Builder’s Hull number [*] (the “First Ship”).

15.2	In the passenger public rooms of the Ship, the general arrangement, the layout and the function will be the same as for the First Ship. However, the Buyer may make like for like changes to materials and colours.

15.3	The same carpet design will be used. However, the Buyer may make like for like changes to colours.

15.4	In passenger cabins the Buyer may make like for like changes to durable materials (such as laminates).

15.5	The Buyer may change area names and signage as it relates to each area.

15.6	The Buyer may change the artwork concept throughout the Ship.

15.7	The Buyer may make changes to Buyer’s Supplies for the Ship so long as the changes do not result in the Builder exceeding its original budget for mounting and installation of the relevant Buyer’s Supplies.

15.8	Each of the choices and changes referred to in clauses 15.2 to 15.7 above will be presented to the Builder within 365 (three hundred and sixty five) days after the date agreed for presentation of the corresponding choice under the contract for the First Ship.

15.9	In this Clause 15 the expression “like for like” means that the same supplier must be used as for the First Ship provided that if a supplier should become unavailable or unacceptable for business or technical reasons: (i) the preface of the list of suppliers (Appendix 2 to the Specification) shall apply to the choice of the replacement suppliers for the components mentioned in such list; and (ii) for all other components the Builder will propose replacement suppliers for approval by the Buyer under Article 1, Clause 5.4 of this Contract.

16.	BUYER’S RIGHTS TO CANCEL THIS CONTRACT

16.1	The parties agree that the provisions of this Clause 16 shall apply even after the occurrence of the Effective Date and notwithstanding any provision to the contrary in this Contract.

16.2	By written notice from the Buyer to the Builder at any time before midnight in Miami on July 15, 2013, the Buyer shall be entitled to cancel this Contract without any obligation or liability of any nature whatsoever in relation to such cancellation.

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16.3	Until midnight in Miami on December 31, 2012 the Builder shall not enter into any contractual or other arrangements with any entity or person that could require or result in the Builder (a) using the capacity reserved by the Builder for the construction of the Ship, or (b) failing to be ready to deliver the Ship in accordance with this Contract by the calendar date specified as the Delivery Date in Clause 1.1 of Article 7.

16.4	If, in the period counting from January 1, 2013 until midnight in Miami on July 15, 2013, the Builder receives from a third party a bona fide definitive offer for the construction of a ship with a delivery date that could require the Builder to use the capacity reserved by the Builder for the construction of the Ship or that could otherwise result in the postponement of the Delivery Date referred to in Clause 16.3, the Builder will promptly give written notice (an “Election Notice”) to the Buyer (a) confirming the Builder’s receipt of such an offer, (b) if the Delivery Date has not by then been determined pursuant to Clause 1.1 in Article 7, specifying the Delivery Date, and (c) specifying the new Delivery Date (which date may be postponed by up to a maximum of six (6) months, in the Builder’s sole discretion) that would apply to the Ship if the Buyer does not confirm this Contract with the Delivery Date referred to in Clause 16.3 or cancel this Contract.

16.5	Following its receipt of the Election Notice, the Buyer shall have ten (10) days in Miami within which to notify the Builder of its election: (a) to confirm this Contract with the Delivery Date referred to in Clause 16.3; or (b) to confirm this Contract with the new Delivery Date specified in the Election Notice, provided always that such confirmation will be without prejudice and subject to the Buyer’s right to cancel this Contract under Clause 16.2; or (c) to cancel this Contract without any obligation or liability of any nature whatsoever in relation to such cancellation.

16.6	If within the ten (10) day period referred to in Clause 16.5 the Buyer does not send written notice to the Builder confirming its election under any of (a) or (b) or (c) of Clause 16.5, the Buyer shall be deemed to have made an election under Clause 16.5 (a) and this Contract shall continue in force with the Delivery Date referred to in Clause 16.3.

16.7	For the avoidance of doubt, if the Buyer cancels this Contract under Clause 16.2 or Clause 16.5, this Contract shall be null and void with effect from the time of such cancellation and neither NCLC nor the Buyer or any of their respective affiliates or officers or shareholders shall have any obligation or liability of any nature whatsoever in relation to such cancellation, including (without limitation) any obligation or liability to pay, indemnify or reimburse the Builder or any other person for any cost, damage, expense, penalty or other compensation whatsoever.

17.	REFERENCE SHIP

If any technical design defects or any other recurring defects should arise or become apparent during the construction period or the contractual guarantee period for the reference ship, the Builder shall (without cost to the Buyer or NCLC) ascertain the cause or source of such defects and take all steps as may be required to avoid the occurrence of any such defects in the Ship.

(End of Article 14)

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SCHEDULE 1

1.	DEFINITION OF CERTAIN TERMS

1.1	In this Contract:

“Acceptable Issuer” means a bank or financial institution which, at the time of issue by it of a guarantee under Article 8 Clause 2.3(ii), has a rating for its long term unsecured and non-credit enhanced debt obligations of A- or higher by Standard & Poor’s Ratings Services and any successor thereto or A3 or higher by Moody’s Investor Services Limited and any successor thereto or a comparable rating from another internationally recognised rating agency acceptable to the Buyer.

“AOM” has the meaning given in Article 3, Clause 1.2;

“Builder’s Account” means the euro account numbered [*] and held by the Builder’s Bank at its office at Friedrichswall 10, 30159 Hanover, Germany;

“Builder’s Bank” means Norddeutsche Landesbank Girozentrale;

“building work” means all of the Parts to be provided and all of the work to be done by the Builder under and in connection with this Contract, as more particularly described in the Specification and the Plans, and includes all Parts to be provided and all work to be done by the Builder’s subcontractors;

“Buyer’s Allowance” has the meaning given in Article 8, Clause 1.1 (iii);

“Buyer’s Supplies” has the meaning given in Article 1, Clause 1.1(i)(b);

“Buyer’s Supply Costs” means at any given time the aggregate of (i) the costs incurred by the Buyer in relation to the carriage, pre-delivery insurance and delivery of all Buyer’s Supplies and (ii) the cost to the Buyer of obtaining replacements for such Supplies at such time;

“Class Rules” has the meaning given in Article 1, Clause 4.1;

“Classification Society” has the meaning given in Article 1, Clause 4.1;

“commission” means any advantage or benefit (whether monetary or not), brokerage, commission, consideration, gift, gratuity, inducement, introduction fee, payment, promise, reward or success fee of any kind whatsoever payable to any broker, agent, intermediary or other person in relation to or in connection with the placing and/or performance of any activities connected with this Contract;

“Compulsory Acquisition” means a requisition or other compulsory acquisition (including seizure, detention, confiscation or appropriation) by or on behalf of any government or governmental agency or by any persons acting or purporting to act on behalf of any government or governmental agency;

“Contract” means this shipbuilding contract and includes the Plans, the Specification and the schedules, each of which forms an integral part of this Contract;

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“Contract Price” means the fixed price for the Ship specified in Clause 1.1 of Article 8;

“correct” shall be construed (in Article 7, Clause 2) so as to mean and include rectify, remedy, repair and replace with the intent that the Builder’s duty under Article 7, Clause 2 shall be to take all necessary corrective action by (as may be appropriate) correcting or rectifying or remedying or repairing or replacing, or paying for the correction or rectification or remedy or repair or replacement of, every Defect and any other physical damage for which the Builder is liable under Article 7, Clause 2;

“Defect” has the meaning given in Article 6, Clause 1.8;

“Delivery Date” means the fixed delivery date for the Ship specified in Clause 1.1 of Article 7, it being acknowledged and agreed by the parties that such date may be reset only in strict accordance with, and subject to, the express provisions of this Contract;

“Delivery Port” has the meaning given in Article 1, Clause 1.1(i)(e);

“Dispute” means any dispute or difference whatsoever, including (without limitation) any in relation to non-contractual obligations, arising at any time out of or in connection with this Contract including a dispute regarding the existence, validity or termination of this Contract, and “Disputes” shall be construed accordingly;

“Effective Date” has the meaning given in Article 14, Clause 11.1;

“encumbrance” means (i) any claim or demand (whether in personam or in rem and including any arrest or other detention in connection with any claim) and any debt, and/or (ii) any mortgage, charge, pledge, maritime or possessory or other lien, assignment, hypothecation, trust arrangement, encumbrance, or other security interest securing any obligation of any person or any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect and or (iii) any of the German Law Encumbrance Rights, but does not include any permitted encumbrance;

“Flag State” means the Bahamas;

“EURIBOR” means the percentage rate per annum determined by the Banking Federation for Europe for the relevant period displayed on the appropriate page of the Telerate or the Reuters screen from time to time or, if such display is not available at any time, as certified by the head office of the Builder’s Bank;

“German Law Encumbrance Rights” means any retention of title (Eigentumsvorbehalt, auch erweitert, verlängert, weitergeleitet, nachgeschaltet, nachträglich, als Kontokorrentvorbehalt, als Konzernvorbehalt u.s.w.), right of retention (Zurückbehaltungsgrecht), pledge, lien (Pfandrecht) and any other encumbrance (sonstige Belastung) or other similar rights under German law;

“Insurances” has the meaning given in Article 4, Clause 2.2;

“List of Suppliers” means the agreed list of approved subcontractors dated as of 14.09. 2012 and initialled by the parties for the purposes of identification;

“Losses” means any and all causes of action, charges (including interest charges), costs, claims (in contract, tort or otherwise), controls, liquidated or unliquidated damages,

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demands, expenses, fees (including legal fees) fines, liabilities (civil, criminal or otherwise), losses (other than consequential losses), payments, penalties, proceedings, restrictions, suits and any and all other sanctions of a monetary nature other than taxes;

“Milestones” has the meaning given in Article 2, Clause 4.1; “NCL Group” means NCLC, and its subsidiaries and affiliates from time to time;

“Parts” has the meaning given in Article 1, Clause 1.1(i)(b);

“partial loss” means any loss of or damage to the Ship (including Buyer’s Supplies and other Parts) which does not constitute a total loss and “partial loss proceeds” means any insurance proceeds paid and/or payable in respect of any partial loss;

“permitted encumbrance” means any encumbrance (i) created by the Buyer or (ii) arising by operation of law in connection with claims against the Buyer for which the Buyer would not be entitled to compensation or indemnification from the Builder under this Contract;

“Plans” means the General Arrangement Plan No. P 9206 EA15 dated 14.09.2012 and initialled by the parties for the purposes of identification, and the technical system and other plans and drawings described or referred to in the Specification;

“protected parties” means (i) every member of the NCL Group from time to time, and each and all of their respective affiliates, (ii) each and all of (a) the respective directors, officers, managers, employees, members, parents, shareholders, subsidiaries predecessors and successors, and (b) agents, associates, attorneys, suppliers, workers and other representatives of the Buyer and each other protected party;

“Refund Guarantor” has the meaning given in Article 8, Clause 2.3;

“reference ship” means the Builder’s Hull No. [*];

“Regulatory Authorities” means those authorities, bodies and entities having regulatory responsibility and authority in respect of the Ship or specific areas or parts of the Ship, whether before or after delivery under this Contract, including (i) the International Maritime Organisation, (ii) the World Health Organisation, (iii) the United States’ Coast Guard and Public Health Services authorities, (iv) the maritime authorities of the Flag State, and (v) all other specified national or international regulatory authorities;

“Regulatory Rules” has the meaning given in Article 1, Clause 4.3;

“relevant rate” means the aggregate of (i) [*] and (ii) EURIBOR for the relevant period;

“S&V Requirements” has the meaning given in Article 6, Clause 2.9;

“Ship” means the ship which is the subject of this Contract and all Parts (including all delivered Buyer’s Supplies);

“Shipyard” means the Builder’s shipyard at Papenburg, Germany;

“Specification” means Specification No. P 9206 EA15 dated 14.09.2012 and the Appendices thereto (each, an “Appendix” and severally, the “Appendices”) and, unless the context otherwise requires, “specified” means stipulated in the Specification or in the Appendices;

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“subcontractor(s)” shall include each of the Builder’s makers and suppliers, and any other person, company or other entity under contract to the Builder or used by the Builder in connection with the design, construction, manufacture or supply of any materials, machinery, equipment, other parts or services for the Ship;

“tests” means (i) the shop, dock, sea and other tests, trials and inspections described in the Specification and the Plans and (ii) such other tests, trials and inspections (or retests, retrials and re-inspections) as the Buyer and/or the Classification Society and/or the Regulatory Authorities may reasonably require in order to demonstrate and confirm the complete correction of any Defects;

“total loss” means any actual, constructive, compromised or arranged or agreed total loss of the Ship (including Buyer’s Supplies or other Parts);

“working day” means any day, other than a Saturday or Sunday, on which banks are generally open for business in each of Miami and Papenburg; and

“€” and “euro” mean the lawful currency of the Federal Republic of Germany, and “euros” shall be construed accordingly.

2.	INTERPRETATION OF CERTAIN REFERENCES

2.1	Save where the contrary is expressly stated, any reference in this Contract to:

(i)	this Contract, the Specification, the Appendices, the Plans or any other agreements or documents shall be construed as a reference to this Contract, the Specification, the Appendices, the Plans or, as the case may be, such other agreements or documents as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(ii)	an Article or the schedule shall be construed as a reference to an Article or the schedule of this Contract;

(iii)	an award shall be construed as a reference to any award, decision, declaration, injunction, judgement, order or other relief;

(iv)	a claim shall be construed as a reference to any action, claim, demand, proceeding, process or suit, whether in arbitration or court or otherwise;

(v)	a clause shall be construed as a reference to a clause of the Article in which the reference appears;

(vi)	a person shall be construed as a reference to any individual, firm, company, corporation, unincorporated body of persons, or any state or state agency,

(vii)	a party to this Contract shall include a reference to such party’s successors and permitted assigns;

(viii)	a tax shall be construed as a reference to any tax, assessment, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), whether national, provincial or local;

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(ix)	a judgment shall be construed so as to include any court order, injunction, declaration, decision and any other form of judicial relief;

(x)	a receiver shall be construed so as to include any liquidator, trustee, administrator, receiver, administrative receiver, manager or similar officer; and

(xi)	the winding up of a party to this Contract shall be construed so as to include the bankruptcy or liquidation of the party or any equivalent or analogous proceedings under the law of the jurisdiction in which such party is incorporated or any other jurisdiction in which such party carries on business.

2.2	The Index, Article, Clause and schedule headings and sub-headings are inserted for convenience only and shall not affect the interpretation of this Contract.

3.	PRIORITY OF CONTRACT, PLANS AND SPECIFICATION

3.1	This Contract, the Plans, the Specification and the Appendices are intended to complement and supplement one another. All general language or requirements embodied in the Specification are intended to amplify, explain and implement the requirements of this Contract. The Specification and the Plans are also intended to explain each other, and anything shown in the Plans but not stipulated in the Specification or stipulated in the Specification and not shown in the Plans shall be deemed and considered as if embodied in both. The Appendices are intended to clarify, amplify and supplement the Specification.

3.2	If any conflict is found to exist between:

(i)	the provisions of this Contract, on the one hand, and the Specification and/or the Plans on the other hand, then to the extent of such conflict only, the Specification and the Plans shall be ineffectual, and the provisions of this Contract shall prevail, and in all other respects the Specification and the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because this Contract, on the one hand, and the Specification and/or the Plans, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

(ii)	the provisions of the Specification, on the one hand, and the Plans, on the other hand, then to the extent of such conflict only, the Plans shall be ineffectual, and the provisions of the Specification shall prevail, and in all other respects the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because the Specification, on the one hand, and the Plans, on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

(iii)

the provisions of the Appendices, on the one hand, and the Specification and/or Plans on the other hand, then to the extent of such conflict only, the Specification and the Plans shall be ineffectual, and the relevant provisions of the Appendices

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shall prevail, and in all other respects the Specification and the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because the Appendices, on the one hand, and the Specification and/or Plans on the other hand contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder; or

(iv)	a Plan, on the one hand, and another Plan on the other hand, then to the extent of such conflict only, the Plan with the earlier date shall be ineffectual, and the other Plan shall prevail, and in all other respects the Plans shall be and remain in full force and effect provided that to the extent such conflict arises solely because a Plan, on the one hand, and another Plan on the other hand, contain requirements that are in addition to the requirements of the other, then all of such additional requirements shall be fully complied with by the Builder.

(End of Schedule 1)

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SCHEDULE 2 (A)

1.	FORM OF REFUND GUARANTEE FOR INSTALMENT MINUS RELEVANT BUYER’S ALLOWANCE

Letterhead of Refund Guarantor

To: Breakaway Four, Ltd., c/o NCL Corporation Ltd., 7665 Corporate Centre Drive, Miami, Florida 33126

For Attention of the General Counsel

Date: [insert date]

Refund Guarantee No. [insert number/reference] (the “Guarantee”)

1.	We refer to the shipbuilding contract dated as of [insert date] (as amended or supplemented at any time, the “Contract”) and made between Breakaway Four, Ltd. (the “Buyer”), NCL Corporation Ltd. as the Buyer’s guarantor, and Meyer Werft GmbH (the “Builder”) in relation to the construction of the Builder’s Hull [*] (the “Ship”).

2.	In consideration of the Buyer entering into the Contract and agreeing to accept this Guarantee under Article 8, Clause 2.3 of the Contract as a security for the partial refund of the contract price instalment of € [insert amount of instalment in numbers / words](the “Instalment”) payable under Article 8, Clause 2.1 [specify relevant Contract section (i)] / [(ii)] / [(iii)] / [(iv)] of the Contract, at the request of the Builder we, [insert name of Refund Guarantor], hereby unconditionally and irrevocably: (i) undertake to pay to the Buyer the amount of € [insert amount in numbers / words], which is the Instalment less the amount of the Buyer’s Allowance payable by the Builder to the Buyer under Article 8, Clause 2.8 [specify relevant Contract section (i)] / [(ii)] / [(iii)] / [(iv)] of the Contract (the “Reduced Instalment”) and interest thereon at the relevant rate (as defined in the Contract) from the date of the Builder’s receipt of the Instalment to the date of the Buyer’s receipt of the refund of the Reduced Instalment against the Buyer’s first written demand (a) specifying the amount claimed by the Buyer in respect of the Reduced Instalment together with interest thereon at the relevant rate (as defined in the Contract), and (b) specifying the account to which the amount demanded should be paid; and (ii) undertake to the Buyer that (a) payment will be made by us forthwith upon our receipt of such simple written demand, without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and (b) if we are required by law to make any deduction or withholding from any payment to the Buyer under this Guarantee, our payment to the Buyer will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Buyer receives a payment equal to the amount it would have received had no such deductions or withholdings been made.

3.

Notwithstanding paragraph 2 above, if, within fifteen (15) running days following our receipt of a written demand from the Buyer, the Builder has (i) confirmed to us by written notice copied to the Buyer (a) that the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, (b) that such dispute does not relate to or arise out of or in connection with the occurrence of any of the circumstances, events or matters affecting the Builder referred to in Article 9, Clause 2.1 (vii) of the Contract, and (c) that the dispute will be resolved in accordance with the Contract, and (ii) delivered to us a copy of a written notice

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served on the Buyer stating in reasonable detail the grounds upon which the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, we shall be entitled to withhold payment under this Guarantee pending settlement of the dispute between the parties or determination of the dispute in accordance with the Contract. If the Builder subsequently accepts all or any part of the Buyer’s claim, or if the Buyer obtains a final order from the English courts adjudging that all or any part of the claim is payable to the Buyer, we will pay the relevant amount to the Buyer (together with interest thereon as provided in Clause 2(i) above) upon our receipt of a certified true copy of a settlement agreement signed on behalf of the Builder and the Buyer or (as the case may be) upon our receipt of a certified true copy of the relevant court order.

4.	This Guarantee shall become effective upon the Builder’s receipt of the Instalment and shall expire upon the first to occur of (i) the Buyer’s acceptance of delivery of the Ship in accordance with the Contract, as evidenced by a true and complete copy of a written protocol of delivery and acceptance signed by the Buyer, and (ii) the date when we have received a written notice from the Buyer stating that it has received, from another guarantor acceptable to the Buyer, a substitute guarantee securing the refund of the Reduced Instalment which is in form and substance satisfactory to the Buyer provided always that that if any written demand for payment is made by the Buyer or its assignees under this Guarantee prior to the termination of this Guarantee (but payment in satisfaction of such demand has not been made by us prior to termination hereof) this Guarantee shall remain in full force until payment of the amount demanded has been received by the Buyer or its assignees.

5.	Our obligations under this Guarantee are those of a sole primary obligor (as and for our own debt and independent from any obligations of the Builder) and not merely as surety, and we agree that the Buyer is not obliged to make any prior demand of the Builder under the Contract or to seek to enforce any remedies against the Builder before making a claim under this Guarantee.

6.	Our obligations under this Guarantee shall not be in any respect discharged, impaired or otherwise affected by reason of any events or circumstances whatsoever including without limitation (i) any invalidity, irregularity or unenforceability of any of the Builder’s obligations under or in connection with the Contract, (ii) the granting to the Builder of any time, waiver, consent, indulgence or other forbearance in relation to the Contract, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Contract, (iv) any amendment or supplement to, or any novation or replacement of, the Contract, or (v) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.

7.	This Guarantee shall be in addition to any other security granted by the Builder in favour of the Buyer under the Contract, and shall not be affected by any action taken by the Buyer under any such other security.

8.	This Guarantee may be assigned by the Buyer to any of the banks and financial institutions from time to time providing the Buyer with financial support for its payment obligations under the Contract and to any other permitted assignees or transferees (including, without limitation, by way of novation) of the Buyer’s rights under the Contract, provided that written notice of any such assignment or transfer will be given to us promptly thereafter.

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9.	We unconditionally and irrevocably (i) agree that this Guarantee (and any non-contractual obligations arising out of or in connection with this Guarantee) shall be governed by and construed in accordance with English law, (ii) agree that the English courts shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, that may arise out of or in connection with this Guarantee, and (iii) submit to the jurisdiction of the English courts for the purposes of any proceedings under or in connection with this Guarantee.

10.	All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of [insert name] and delivered to us at [insert address]. Any legal process issued out of the English courts may be served on us by being delivered to our agent for service of process in London, [insert name] at [insert London address].

Yours faithfully

For and on behalf of

[insert name of Refund Guarantor]

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SCHEDULE 2 (B)

1.	FORM OF REFUND GUARANTE FOR RELEVANT BUYER’S ALLOWANCE

Letterhead of Refund Guarantor

To: To: Breakaway Four, Ltd., c/o NCL Corporation Ltd., 7665 Corporate Centre Drive, Miami, Florida 33126

For Attention of the General Counsel

Date: [insert date ]

Refund Guarantee No. [insert number/reference] (the “Guarantee”)

1.	We refer to the shipbuilding contract dated as of [insert date] (as amended or supplemented at any time, the “Contract”) and made between Breakaway Four, Ltd.,(the “Buyer”), NCL Corporation Ltd as the Buyer’s guarantor, and Meyer Werft GmbH (the “Builder”) in relation to the construction of the Builder’s Hull [*] (the “Ship”).

2.	In consideration of the Buyer entering into the Contract and agreeing to accept this Guarantee under Article 8, Clause 2.3 of the Contract as a security for the partial refund of the contract price instalment of € [insert amount of instalment in numbers / words] (the “Instalment”) payable under Article 8, Clause 2.1 [specify relevant Contract section (i)] / [(ii)] / [(iii)] / [(iv)] of the Contract, at the request of the Builder we, [insert name of Refund Guarantor], hereby unconditionally and irrevocably: (i) undertake to pay to the Buyer the relevant amount of the Buyer’s Allowance in the amount of € [insert amount in numbers / words] payable by the Builder to the Buyer under Article 8, Clause 2.8 [specify relevant Contract section (i)] / [(ii)] / [(iii)] / [(iv)] of the Contract (the “relevant Buyer’s Allowance”) and interest thereon at the relevant rate (as defined in the Contract) from the date of the Builder’s receipt of the Instalment to the date of the Buyer’s receipt of the refund of the relevant Buyer’s Allowance against the Buyer’s first written demand (a) specifying the amount claimed by the Buyer in respect of the relevant Buyer’s Allowance together with interest thereon at the relevant rate (as defined in the Contract), and (b) specifying the account to which the amount demanded should be paid; and (ii) undertake to the Buyer that (a) payment will be made by us forthwith upon our receipt of such simple written demand, without any counterclaim, deductions, set-off, withholdings or any objection whatsoever, and (b) if we are required by law to make any deduction or withholding from any payment to the Buyer under this Guarantee, our payment to the Buyer will be increased by such amount as may be necessary to ensure that, after all of the required deductions and withholdings have been made, the Buyer receives a payment equal to the amount it would have received had no such deductions or withholdings been made.

3.

Notwithstanding paragraph 2 above, if, within fifteen (15) running days following our receipt of a written demand from the Buyer, the Builder has (i) confirmed to us by written notice copied to the Buyer (a) that the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, (b) that such dispute does not relate to or arise out of or in connection with the occurrence of any of the circumstances, events or matters affecting the Builder referred to in Article 9, Clause 2.1 (vii) of the Contract, and (c) that the dispute will be

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resolved in accordance with the Contract, and (ii) delivered to us a copy of a written notice served on the Buyer stating in reasonable detail the grounds upon which the Builder is disputing the Buyer’s entitlement to make a claim under this Guarantee, we shall be entitled to withhold payment under this Guarantee pending settlement of the dispute between the parties or determination of the dispute in accordance with the Contract. If the Builder subsequently accepts all or any part of the Buyer’s claim, or if the Buyer obtains a final order from the English courts adjudging that all or any part of the claim is payable to the Buyer, we will pay the relevant amount to the Buyer (together with interest thereon as provided in Clause 2(i) above) upon our receipt of a certified true copy of a settlement agreement signed on behalf of the Builder and the Buyer or (as the case may be) upon our receipt of a certified true copy of the relevant court order.

4.	This Guarantee shall become effective upon the Builder’s receipt of the Instalment and shall expire upon the first to occur of (i) the Buyer’s acceptance of delivery of the Ship in accordance with the Contract, as evidenced by a true and complete copy of a written protocol of delivery and acceptance signed by the Buyer, (ii) the date when we have received a written notice from the Buyer stating that it has received, from another guarantor acceptable to the Buyer, a substitute guarantee securing the refund of the relevant Buyer’s Allowance which is in form and substance satisfactory to the Buyer, (iii) the date on which the Buyer has received the relevant Buyer’s Allowance covered by this Guarantee from the Builder and (iv) the date on which the Buyer has returned the original of this Guarantee to us provided always that that if any written demand for payment is made by the Buyer or its assignees under this Guarantee prior to the termination of this Guarantee (but payment in satisfaction of such demand has not been made by us prior to termination hereof) this Guarantee shall remain in full force until payment of the amount demanded has been received by the Buyer or its assignees.

5.	Our obligations under this Guarantee are those of a sole primary obligor (as and for our own debt and independent from any obligations of the Builder) and not merely as surety, and we agree that the Buyer is not obliged to make any prior demand of the Builder under the Contract or to seek to enforce any remedies against the Builder before making a claim under this Guarantee.

6.	Our obligations under this Guarantee shall not be in any respect discharged, impaired or otherwise affected by reason of any events or circumstances whatsoever including without limitation (i) any invalidity, irregularity or unenforceability of any of the Builder’s obligations under or in connection with the Contract, (ii) the granting to the Builder of any time, waiver, consent, indulgence or other forbearance in relation to the Contract, (iii) any bankruptcy, insolvency or similar proceedings related to any party to the Contract, (iv) any amendment or supplement to, or any novation or replacement of, the Contract, or (v) any other events or circumstances that might otherwise constitute a legal or equitable discharge of or defence to a surety or guarantor under applicable law, and we hereby irrevocably and unconditionally waive any and all defences at law or in equity that may be available to us by reason of any such events or circumstances.

7.	This Guarantee shall be in addition to any other security granted by the Builder in favour of the Buyer under the Contract, and shall not be affected by any action taken by the Buyer under any such other security.

8.	This Guarantee may be assigned by the Buyer to any of the banks and financial institutions from time to time providing the Buyer with financial support for its payment obligations under

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the Contract and to any other permitted assignees or transferees (including, without limitation, by way of novation) of the Buyer’s rights under the Contract, provided that written notice of any such assignment or transfer will be given to us promptly thereafter.

9.	We unconditionally and irrevocably (i) agree that this Guarantee (and any non-contractual obligations arising out of or in connection with this Guarantee) shall be governed by and construed in accordance with English law, (ii) agree that the English courts shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, that may arise out of or in connection with this Guarantee, and (iii) submit to the jurisdiction of the English courts for the purposes of any proceedings under or in connection with this Guarantee.

10.	All correspondence, claims and demands under or in connection with this Guarantee shall be marked for the attention of [insert name] and delivered to us at [insert address]. Any legal process issued out of the English courts may be served on us by being delivered to our agent for service of process in London, [insert name] at [insert London address].

Yours faithfully

For and on behalf of

[insert name of Refund Guarantor]

(End of Schedule 2)

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SCHEDULE 3 - [*]

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AUTHORISED SIGNATURES

/s/ Kevin M. Sheehan

SIGNED by

for and on behalf of

BREAKAWAY FOUR, LTD.

Kevin M. Sheehan

President

/s/ Kevin M. Sheehan

SIGNED by

for and on behalf of

NCL CORPORATION LTD.

Kevin M. Sheehan

President

/s/ Bernard Meyer

SIGNED by

for and on behalf of

MEYER WERFT GMBH

Bernard Meyer

Managing Partner

(End of Contract)

/s/ signature illegible

/s/ signature illegible

Approved as to Form

/s/ Daniel S. Farkas
NCL Legal Department
Approved as to Content

By: /s/ signature illegible
Approved by Finance	/s/ signature illegible

By: /s/ Wendy Beck